Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

January 30, 2014,

among

PLY GEM HOLDINGS, INC.,

PLY GEM INDUSTRIES, INC.,

THE LENDERS PARTY HERETO,

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

UBS SECURITIES LLC,

J.P. MORGAN SECURITIES LLC, and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners,

RBC CAPITAL MARKETS, LLC,

as Joint Lead Arranger,

J.P. MORGAN SECURITIES LLC,

as Syndication Agent,

and

UBS SECURITIES LLC,

as Documentation Agent

[CS&M Ref No. 7865-062]

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1.01	–	Mortgaged Properties
Schedule 2.01	–	Lenders and Commitments
Schedule 3.08	–	Subsidiaries
Schedule 3.09	–	Litigation
Schedule 3.17	–	Environmental Matters
Schedule 3.18	–	Insurance
Schedule 3.19(a)	–	UCC Filing Offices
Schedule 3.19(c)	–	Mortgage Filing Offices
Schedule 3.20(a)	–	Owned Real Property
Schedule 3.20(b)	–	Leased Real Property
Schedule 3.21	–	Labor Matters
Schedule 5.13	–	Post-Closing Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Investments
Schedule 6.04	–	Transactions with Affiliates
Schedule 6.05	–	Existing Liens

EXHIBITS

Exhibit A	–	Form of Administrative Questionnaire
Exhibit B-1	–	Form of Assignment and Acceptance
Exhibit B-2	–	Form of Affiliated Lender Assignment and Acceptance
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Guarantee and Collateral Agreement
Exhibit E	–	Form of Mortgage
Exhibit F-1	–	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
Exhibit F-2	–	Form of Opinion of Marshall & Melhorn, LLC
Exhibit F-3	–	Form of Opinion of Lathrop & Gage LLP
Exhibit F-4	–	Form of Opinion of Adams and Reese LLP
Exhibit G	–	Form of Promissory Note

CREDIT AGREEMENT dated as of January 30, 2014 (this “Agreement”), among PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Borrower”), PLY GEM HOLDINGS, INC., a Delaware corporation (“Parent”), the Lenders (as defined in Article I) and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested that the Lenders extend credit in the form of Term Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date in an aggregate principal amount of $430,000,000. The proceeds of the Term Loans made on the Closing Date are to be used by the Borrower on the Closing Date, together with proceeds from the Borrower’s senior unsecured notes issued on the Closing Date (the “New Senior Notes”) and cash on hand at the Borrower, (i) to redeem, repurchase or otherwise satisfy and discharge the Borrower’s 8.25% senior secured notes due 2018 (the “Senior Secured Notes”) and 9.375% senior notes due 2017 (the “Existing Senior Notes”) (the “Refinancing”) and (ii) to pay related fees and expenses. Any remaining proceeds from the Term Loans made on the Closing Date are to be used solely for working capital and other general corporate purposes of the Borrower and the Subsidiaries.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2011 Transactions” means, collectively, (a) the execution, delivery and performance by the Borrower and the Guarantors of the Indenture dated February 11, 2011 relating to the Senior Secured Notes, the Collateral Agreement dated February 11, 2011 relating to the Senior Secured Notes, the Amended and Restated Intercreditor Agreement dated February 11, 2011 relating to the Revolving Facility Credit Agreement and the Senior Secured Notes and other related documents to which they are a party and the issuance of the Senior Secured Notes thereunder, (b) the execution, delivery and performance by Parent, the Borrower and the Subsidiaries party thereto of the Revolving Facility Credit Agreement, the Amended and Restated Intercreditor Agreement dated February 11, 2011 relating to the Revolving Facility Credit Agreement and the Senior Secured Notes and related security documents, (c) the tender offer for the Borrower’s 11.75% Senior Secured Notes due 2013 described in the final offering circular dated February 9, 2011 for the Senior Secured Notes, any repurchase or redemption or other acquisition and satisfaction and discharge of the Borrower’s 11.75% Senior Secured Notes due 2013, the termination of the agreements related to the Borrower’s 11.75% Senior Secured Notes due 2013 and the release of all guarantees (if any) thereof and security (if any) therefor and (d) the payment of related fees and expenses.

“2012 Transactions” means, collectively, (a) the execution, delivery and performance by the Borrower and the Guarantors of the indenture governing the Existing Senior Notes, the Registration Rights Agreement related to the Existing Senior Notes and other related documents to which they are a party and the issuance of the Existing Senior Notes thereunder, (b) the redemption and satisfaction and discharge of the Senior Subordinated Notes, the termination of the agreements related to the Senior Subordinated Notes and the release of all guarantees (if any) thereof and (c) the payment of related fees and expenses.

“2013 Transactions” means, collectively, (a) the amendment and restatement of the Revolving Facility Credit Agreement and the execution, delivery and performance of the Revolving Facility Credit Agreement and related security documents in November 2013, (b) the repayment of outstanding indebtedness under the Revolving Facility Credit Agreement and the redemption of Senior Secured Notes and Existing Senior Notes by the Borrower with the proceeds contributed to the capital of the Borrower or otherwise received by the Borrower in connection with Parent’s initial public offering and (c) the payment of related fees and expenses.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” has the meaning assigned to such term in Section 2.23(a).

“Acquired Indebtedness” means Indebtedness of (x) the Borrower or any Restricted Subsidiary incurred to finance an acquisition or other business combination or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged, consolidated or amalgamated with or into any Borrower or any Restricted Subsidiary or otherwise becomes a Restricted Subsidiary in accordance with the terms of this Agreement, whether or not incurred in connection with, or in contemplation of, such transaction.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided that if the “Adjusted LIBO Rate” as calculated above with respect to any Eurocurrency Loan would be lower than 1.00% per annum at any time, the “Adjusted LIBO Rate” shall be deemed to be 1.00% per annum at such time.

“Administrative Agent” has the meaning assigned to such term in the preamble, together with its successors and assigns.

“Administrative Questionnaire” means an administrative questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Advisory Agreement” means the General Advisory Agreement dated as of February 12, 2004, between the Borrower and CxCIC LLC, as amended on November 6, 2012 and as terminated on May 29, 2013.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition and the definition of “Permitted Holder,” “control” of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Lender” means the Sponsor, any Affiliate of the Sponsor, other than any Debt Fund Affiliate or any Related Person that is or becomes a Lender under and in accordance with the terms of this Agreement.

“Agents” has the meaning assigned to such term in Article VIII.

“Agreement” means this Credit Agreement, as amended, supplemented, renewed, extended, restated or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one-month Interest Period determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates (or by reference to any successor or substitute entity or other quotation service providing comparable quotations to such British Bankers’ Association Interest Settlement Rates) for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or any successor or substitute agency) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Alternative Incremental Notes” means (x) senior secured notes of the Borrower that rank pari passu or, subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent, junior in right of payment and security with the Term Loans and (y) senior unsecured notes of the Borrower; provided that (i) such Alternative Incremental Notes do not mature on or prior to the date occurring 91 days after the Latest Maturity Date or require any scheduled principal payments prior to the date that is 91 days after the Latest Maturity Date, (ii) the covenants of such Alternative Incremental Notes are no more restrictive (taken as a whole) than those under the Term Loans (provided, that such covenants shall in no event include any financial maintenance covenants), (iii) such Alternative Incremental Notes are not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iv) such Alternative Incremental Notes shall not be subject to mandatory redemption, except to the extent that prepayments are made, to the extent required under Section 2.13, first pro rata to the Term Loans, any Incremental Loans and any other first lien Alternative Incremental Notes and (v) no Default or Event of Default shall exist or would exist after giving effect thereto.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Accounting Standards” means, as of the Closing Date, GAAP; provided, however, that the Borrower may, upon not less than sixty (60) days’ prior written notice to the Administrative Agent, change the Applicable Accounting Standards to IFRS; provided, however, that notwithstanding the foregoing, if the Borrower so changes to IFRS, it may elect, in its sole discretion, to continue to utilize GAAP for the purposes of making all calculations under this Agreement that are subject to Applicable Accounting Standards so long as the Borrower provides a reconciliation to GAAP to the extent necessary to permit verification of such calculations, and the notice to the Administrative Agent required upon the change to IFRS shall set forth whether or not the Borrower intends to continue to use GAAP for purposes of making all calculations under this Agreement. In the event the Borrower elects to change to IFRS for purposes of making calculations under this Agreement, references in this Agreement to a standard or rule under GAAP shall be deemed to refer to the most nearly comparable standard or rule under IFRS.

“Applicable Discount” has the meaning assigned to such term in Section 2.12(b)(iii).

“Applicable Percentage” means, for any day, (a) with respect to any Eurocurrency Loan, 3.00%, and (b) with respect to any ABR Loan, 2.00%.

“Arrangers” means Credit Suisse Securities (USA) LLC, UBS Securities LLC, J.P. Morgan Securities LLC, Goldman Sachs Bank USA and RBC Capital Markets, LLC.

“asset” means any asset or property.

“Asset Acquisition” means (1) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Borrower, or shall be merged with or into the Borrower or any Restricted Subsidiary of the Borrower, or (2) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Restricted Subsidiary (including by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 6.08;

(3) Permitted Investments and Restricted Payments permitted under Section 6.02;

(4) the creation or realization of any Lien permitted under this Agreement;

(5) transfers of damaged, worn-out or obsolete equipment or assets in the ordinary course of business or that, in the Borrower’s reasonable judgment, are no longer used or useful in the business of the Borrower or its Restricted Subsidiaries;

(6) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of real or personal property or other assets, of the Borrower or any Restricted Subsidiary to the extent not materially interfering with the business of the Borrower and the Restricted Subsidiaries or otherwise in the ordinary course of business;

(7) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $10.0 million;

(8) dispositions between or among Foreign Subsidiaries;

(9) any exchange of assets (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business (or Equity Interests in a Person that will be a Restricted Subsidiary following such transaction) of comparable or greater market value, as determined in good faith by the Borrower;

(10) entering into Hedging Obligations or the transfer of assets related to any Hedging Obligations pursuant to the unwinding of any such Hedging Obligations;

(11) rights granted to others pursuant to leases or licenses in due course;

(12) dispositions in connection with Permitted Liens;

(13) the sale, transfer or discount of accounts receivable arising in the ordinary course of business;

(14) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(15) any financing transaction, including a sale and leaseback transaction, with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date;

(16) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(17) foreclosure or any similar action with respect to any property or other asset of the Borrower or any of its Restricted Subsidiaries; and

(18) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein), including by a Receivables Subsidiary in a Qualified Receivables Financing.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B-1 or such other form as shall be approved by the Administrative Agent.

“Auction” has the meaning assigned to such term in Section 2.12(c)(i).

“Auction Amount” has the meaning assigned to such term in Section 2.12(c)(i).

“Auction Notice” has the meaning assigned to such term in Section 2.12(c)(i).

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Proceedings” has the meaning assigned to such term in Section 9.04(l).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Materials” has the meaning assigned to such term in Section 9.01.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date, the sum of (x) 90% of the book value of the inventory of the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (y) 90% of the book value of the accounts receivable of the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with Applicable Accounting Standards.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” has the meaning assigned to such term in Section 2.16.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment or similar items and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with Applicable Accounting Standards.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with Applicable Accounting Standards.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Applicable Accounting Standards; provided that any obligations of the Borrower and any Restricted Subsidiary that are characterized as “operating leases” on the Closing Date but are subsequently recharacterized as Capitalized Leases for any reason after the Closing Date shall not be treated as Capitalized Lease Obligations for any purposes under this Agreement and shall be treated as operating leases for all purposes.

“Cash Equivalents” means:

(1) United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union, Canadian dollars, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(3) demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, or overnight bank deposits of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(4) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Borrower or an Affiliate of the Borrower, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(5) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (2) above entered into with any commercial bank meeting the specifications of clause (3) above;

(6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above; and

(7) in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such person conducts business.

“Change of Control” shall be deemed to have occurred if (a) Parent at any time ceases to beneficially own, directly or indirectly, 100% of the Equity Interests of the Borrower; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the Stockholders’ Agreement be deemed a “group” solely by virtue of being parties to the Stockholders’ Agreement), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Borrower; provided, however, that such event shall not be deemed to be a Change of Control so long as one or more of the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower, or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of the majority of the members of the Board of Directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower.

For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Equity Interests of Parent or the Borrower shall not itself be considered a “person” or “group” for purposes of clause (b) above.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.09.

“Claim” has the meaning assigned to such term in Section 9.04(l).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Specified Incremental Loans or Other Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or an Incremental Commitment.

“Closing Date” means January 30, 2014.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” has the meaning assigned to such term in the preamble.

“Commitment” means, with respect to any Lender, such Lender’s Term Loan Commitment or Incremental Commitment.

“Communications” has the meaning assigned to such term in Section 9.01.

“Competitor” means any person that competes in any material respect with the business of the Borrower and its Subsidiaries (or any of them) from time to time, in each case as specifically identified by the Borrower to the Administrative Agent from time to time in writing.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Borrower dated January 2014.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” for any period means the amortization expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with Applicable Accounting Standards.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense,

(e) Restructuring Expenses,

(f) payments pursuant to the Advisory Agreement and the termination payments in respect thereof,

(g) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(h) all adjustments of a nature similar to those used in the calculation of “adjusted EBITDA” (as presented in the offering circular for the New Senior Notes);

in each case determined on a consolidated basis in accordance with Applicable Accounting Standards, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with Applicable Accounting Standards.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with Applicable Accounting Standards.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which internal financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of determination (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment or redemption of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period;

(2) any Investment, acquisition, merger, consolidation, Asset Sale or Asset Acquisition (including, without limitation, (i) any acquisition or disposition of a company, division or line of business since the beginning of the Four-Quarter Period by a Person that became a Restricted Subsidiary after the beginning of the Four-Quarter Period and (ii) any Asset Sale or Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring

Acquired Indebtedness and also including any Consolidated Cash Flow (including any Pro Forma Cost Savings) associated with any such Asset Sale or Asset Acquisition) and any operational changes occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Investment, acquisition, merger, consolidation, Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) or operational change, including any Pro Forma Cost Savings, occurred on the first day of the Four-Quarter Period; and

(3) the discontinuation of any discontinued operations occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if discontinuation, including any Pro Forma Cost Savings, occurred on the first day of the Four-Quarter Period, but, in the case of Consolidated Interest Expense, only to the extent that the obligations giving rise to the Consolidated Interest Expense will not be obligations of the Borrower or any Restricted Subsidiary following the Transaction Date.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period;

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements;

(4) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with Applicable Accounting Standards; and

(5) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (less interest income) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with Applicable Accounting Standards and including without duplication,

(1) imputed interest on Capitalized Lease Obligations,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations,

(4) the interest portion of any deferred payment obligations,

(5) all other non-cash interest expense,

(6) capitalized interest,

(7) all dividend payments on any series of Disqualified Equity Interests of the Borrower or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Borrower or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests),

(8) all interest payable with respect to discontinued operations, and

(9) all interest on any Indebtedness described in clause (7) or (8) of the definition of “Indebtedness”; provided that such interest shall be included in Consolidated Interest Expense only to the extent that the amount of the related Indebtedness is reflected on the balance sheet of the Borrower or any Restricted Subsidiary, less, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs associated with the Transactions and any other incurrence, refinancing or redemption of Indebtedness in each case, including, without limitation, any financing fees and expenses, amortization of debt issuance costs, debt discount or premium, tender premiums, call premiums and other non-recurring expenses in connection with the Transactions or any refinancing of Indebtedness.

Notwithstanding the foregoing, Consolidated Interest Expense shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease Consolidated Interest Expense for any purpose under this Agreement as a result of accounting for any embedded derivatives.

Consolidated Interest Expense shall be calculated excluding (A) unrealized gains and losses with respect to Hedging Obligations, (B) noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Applicable Accounting Standards, (C) any dividends or accretion or liquidation preference on any Equity Interests of the Borrower that are not Disqualified Equity Interests and (D) any interest or other expense related to obligations, liabilities, liability adjustments, notes or other indebtedness arising under or in connection with the Existing Tax Receivable Agreement.

In addition, dividends paid or accrued on Ply Gem Prime Holdings, Inc.’s preferred stock while outstanding prior to Parent’s initial public offering, and any amortization of premium resulting from any fair value adjustments, will be excluded from the calculation of Consolidated Interest Expense.

“Consolidated Net Income” for any period means the net income (or loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with Applicable Accounting Standards; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Borrower and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Borrower pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Borrower or any Restricted Subsidiary;

(3) for purposes of calculating the Restricted Payments Basket only, the net income of any Restricted Subsidiary (other than any Foreign Subsidiary) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that Consolidated Net Income shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Borrower by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Borrower or any Restricted Subsidiary or (b) any Asset Sale or other sale of assets or disposition by the Borrower or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to Applicable Accounting Standards;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles;

(9) any expenses or charges related to any issuance of Equity Interests, Investments, acquisition or disposition of a division or line of business, recapitalization or the incurrence or repayment, refinancing, amendment or modification of Indebtedness (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties and other costs and expenses) permitted to be incurred by this Agreement (whether or not successful), including any fees, expenses or charges related to the Transactions, and commissions, discounts, yields and other fees and charges (including any interest expense) related to any Qualified Receivables Financing, and any payments, expenses, charges or non-cash items related to obligations, liabilities, liability adjustments, notes or other indebtedness arising under or in connection with the Existing Tax Receivable Agreement;

(10) gains and losses realized upon the repayment or refinancing of any Indebtedness of the Borrower or any Restricted Subsidiary, including in connection with the Transactions;

(11) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Borrower or any Restricted Subsidiary during such period;

(12) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Equity Interests, stock options or other equity-based awards or any amendment, modification, substitution or change of any such Equity Interests, stock options or other equity-based awards;

(13) any non-cash goodwill or non-cash asset impairment charges subsequent to the Closing Date;

(14) any expenses or reserves for liabilities to the extent that the Borrower or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided that any liabilities for which the Borrower or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Borrower or such Restricted Subsidiary will not be indemnified;

(15) so long as the Borrower and the Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes, with Parent or any other holding company, the excess of (a) the Consolidated Income Tax Expense for such period over (b) all tax payments payable for such period by the Borrower and the Restricted Subsidiaries to Parent or such other holding company under a tax sharing agreement or arrangement;

(16) payments or any fair value adjustments of earn-outs associated with an Asset Acquisition or other acquisition;

(17) effects of adjustments (including the effects of such adjustments pushed down on the Borrower and Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to Applicable Accounting Standards (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of purchase accounting, as the case may be, in relation to any consummated transaction or the amortization or write-off of any amounts thereof, net of taxes; and

(18) the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing.

In addition:

(a) Consolidated Net Income shall be reduced by the amount of any payments to or on behalf of Parent (or any other direct or indirect parent company) made pursuant to Section 6.04(b)(4); and

(b) any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 6.02(a)(3)(d) or decreased the amount of Investments outstanding pursuant to clause (17) or (18) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means, with respect to any cash gain or loss, any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Borrower (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under this Agreement or current maturities of long-term Indebtedness) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Borrower and the Restricted Subsidiaries on a consolidated basis and in accordance with Applicable Accounting Standards. Notwithstanding clause (a) above, Consolidated Net Tangible Assets shall be calculated without giving effect to any obligations, liabilities, liability adjustments, notes or other indebtedness arising under or in connection with the Existing Tax Receivable Agreement.

“Consolidated Senior Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt of the Borrower and its Restricted Subsidiaries on the date of determination that is secured by a Lien to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which internal financial statements of the Borrower and its Restricted Subsidiaries are available in each case with such pro forma and other adjustments to such Consolidated Senior Secured Debt and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio.

“Consolidated Senior Secured Debt” means, as at any date of determination, an amount equal to (x) without duplication, the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries that is then secured by Liens on property or assets of the Borrower or its Restricted Subsidiaries constituting Collateral, other than any such Liens that are junior in priority to the Liens securing the Obligations pursuant to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent (and excluding (1) any undrawn letters of credit issued in the ordinary course of business and (2) all obligations relating to any Receivables Financing), less (y) the amount of any unrestricted cash or Cash Equivalents of the Borrower and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with Applicable Accounting Standards, as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date of the event for which such calculation is being made. For purposes of this definition, the amount of Indebtedness under the Revolving Facility Credit Agreement as of the date of determination shall be computed based upon the average daily balance outstanding thereunder during the most recent twelve-month period for which internal financial statements have been delivered to the Administrative Agent (or based on other evidence reasonably satisfactory to the Administrative Agent).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Debt” means Indebtedness of the Borrower or any Guarantor (and any Refinancing Indebtedness in respect thereof) in an aggregate principal amount or liquidation preference not greater than the aggregate amount of cash received from the issuance and sale of Qualified Equity Interests of the Borrower or a capital contribution to the common equity of the Borrower; provided that:

(1) such cash contributions have not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under Section 6.02(a)(3)(b) and may not be counted as equity proceeds for purposes of any payment made under Section 6.02 or any Permitted Investment that is permitted to be made out of equity proceeds (it being understood that if any such Indebtedness incurred as Contribution Debt is redesignated as incurred under any provision other than Section 6.01(b)(16), the related issuance of Equity Interests may be included in any calculation under Section 6.02(a)(3)(b);

(2) such Contribution Debt is unsecured and has a stated maturity later than the Latest Maturity Date; and

(3) such Contribution Debt (a) except in the case of any such Refinancing Indebtedness, is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an Officer’s Certificate on the incurrence date thereof.

“Coverage Ratio Exception” has the meaning assigned to such term in Section 6.01(a).

“Credit Agreement Refinancing Indebtedness” means (a) one or more series of Refinancing Notes, (b) one or more new Term Loan facilities under this Agreement pursuant to a Refinancing Amendment (“Refinancing Term Loans”) or (c) one or more Refinancing Loans, in each case issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (“Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees, commissions and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension (including original issue discount, if any), (ii) such Credit Agreement Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of, the Refinanced Debt (unless all of the then outstanding Term Loans are being refinanced in connection with the incurrence of Credit Agreement Refinancing Indebtedness), (iii) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Refinanced Debt being so refinanced, (iv) in the case of Refinancing Term Loans or Refinancing Loans, in each case with a final maturity and weighted average life to maturity that is less than six months longer than the Term Loans (unless all of the then outstanding Term Loans are being refinanced in connection with the incurrence of Credit Agreement Refinancing Indebtedness), if the initial yield on such Refinancing Term Loans or Refinancing Loans (as reasonably determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Refinancing Term Loans or Refinancing Loans (which shall be increased by the amount that any “LIBOR floor” applicable to such Refinancing Term Loans or Refinancing Loans on the date such Refinancing Term Loans or Refinancing Loans are made would exceed the Adjusted LIBO Rate that would be in effect for a three-month Interest Period commencing on such date) and (y) if such Refinancing Term Loans or Refinancing Loans are initially made with OID, the amount of such OID divided by the lesser of (A) the weighted average life to maturity of such Refinancing Term Loans or Refinancing Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Refinancing Yield Differential”) the sum of (1) the margin then in effect for Eurocurrency Loans of any Class (which shall be the sum of the Applicable Percentage then in effect for such Eurocurrency Loans of such Class increased by the amount that any “LIBOR floor” applicable to such Eurocurrency Loans of such Class on such date would exceed the Adjusted LIBO Rate (without giving effect to the proviso to the definition of such term) that would be in effect for a three-month Interest Period commencing on such date) plus (2) the amount of OID initially paid in respect of the Loans of such Class divided by four, then the Applicable Percentage for Loans of each affected Class shall automatically be increased by the Refinancing Yield Differential for such Class, effective upon the making of the loans under the Refinancing Term Loans or the Refinancing Loans, and (v) the other terms and conditions of such Credit Agreement Refinancing Indebtedness (excluding pricing and optional prepayment or redemption terms) are, when taken as a whole, not materially more favorable to the investors or lenders providing such Credit Agreement Refinancing Indebtedness than those applicable to the Term Loans being refinanced (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date).

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Revolving Facility Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders or investors, or indentures or other agreements providing for revolving credit loans, term loans, letters of credit, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), commercial paper or any other form of debt securities or financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or debt obligations or other instruments or agreements evidencing any other Indebtedness and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, extended, renewed, refinanced, restated, replaced or otherwise restructured, in whole or in part from time to time (including successive amendments, amendments and restatements, supplements, modifications, extensions, renewals, refinancings, restatements, replacements or other restructurings and including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, investor, lender or group of lenders or investors. Any agreement or instrument other than the Revolving Facility Credit Agreement in effect on the Closing Date must be designated in a writing delivered to the Administrative Agent by the Borrower as a “Credit Facility” for purposes of this Agreement in order to be a Credit Facility.

“Current Assets” means, at any time, the consolidated current assets (other than cash and Cash Equivalents) of the Borrower and the Subsidiaries.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Facility Loans. Notwithstanding the foregoing, Current Liabilities shall be calculated without giving effect to any obligations, liabilities, liability adjustments, notes or other indebtedness arising under or in connection with the Existing Tax Receivable Agreement.

“Debt Fund Affiliate” means an affiliate of, or any entity managed by or under common management with, the Sponsor or any of its Affiliates (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or debt securities in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Parent, the Borrower or its Restricted Subsidiaries has the right to make any investment decisions.

“Declined Proceeds” has the meaning assigned to such term in Section 2.13(f).

“Default” means any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate executed by an officer of the Borrower or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration (or portion thereof) will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).

“Designation” has the meaning given to this term in Section 6.07(a).

“Designation Amount” has the meaning given to this term in Section 6.07(a).

“Discount Range” has the meaning assigned to such term in Section 2.12(c)(i).

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Latest Maturity Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or

Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Borrower to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the Latest Maturity Date shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the analogous provisions of the indenture governing the New Senior Notes, and such Equity Interests provide that the Borrower will not redeem any such Equity Interests pursuant to such provisions prior to the Borrower’s repayment of the Term Loans as required by this Agreement; provided, further, however, that if Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Documentation Agent” means UBS Securities LLC, in its capacity as Documentation Agent.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Percentage” means 50% (or, if the Consolidated Senior Secured Debt Ratio as of the last day of the applicable fiscal year shall have been (x) equal to or less than 2.50 to 1.00 but greater than 2.00 to 1.00, 25%, or (y) equal to or less than 2.00 to 1.00, 0%).

“Eligible Assignee” means (a) an Affiliated Lender to the extent contemplated by Section 9.04(l), (b) a Lender, an Affiliate of any Lender or a Related Fund and (c) any commercial bank, insurance company, investment or mutual fund or other entity (in all cases, excluding any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or invests in bank loans as one of its businesses; provided that no Competitor or Prohibited Purchaser shall be an Eligible Assignee. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Prohibited Purchaser and the Administrative Agent shall have no liability with respect to any assignment made to a Prohibited Purchaser.

“Engagement Letter” means the Engagement Letter dated January 13, 2014 among the Borrower, Credit Suisse Securities (USA) LLC, UBS Securities LLC, J.P. Morgan Securities LLC, Goldman Sachs Bank USA and RBC Capital Markets, LLC.

“Environmental Laws” means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) exposure to any Hazardous Materials, (c) the Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to satisfy the “minimum funding standard” applicable to such Plan (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Parent, the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Parent, the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (e) the receipt by Parent, the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the receipt by Parent, the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent, the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (g) the occurrence of a “prohibited transaction” with respect to which Parent, the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Parent, the Borrower or any such Subsidiary could otherwise be liable or (h) any Foreign Benefit Event.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of

(i) Consolidated Cash Flow for such fiscal year,

(ii) reductions to noncash working capital of the Borrower and the Restricted Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year),

(iii) to the extent any permitted Capital Expenditures, Asset Acquisitions or permitted Investments referred to in (b)(viii) below do not occur in the fiscal year specified in the certificate of the Borrower provided pursuant to (b)(viii) below, such amounts of Capital Expenditures, Asset Acquisitions or permitted Investments that were not so made in the fiscal year specified in such certificates,

(iv) to the extent subtracted in determining Consolidated Cash Flow, all items that did not result from a cash payment by the Loan Parties or any of their Subsidiaries on a consolidated basis during such fiscal year, and

(v) pension plan expenses to the extent they exceed pension plan funding payments;

minus (b) the sum, without duplication, of

(i) Taxes of the Loan Parties and their Subsidiaries that were paid in cash during such fiscal year or will be paid within six months after the end of such fiscal year and for which reserves have been established,

(ii) Consolidated Interest Expense of the Borrower and the Subsidiaries for such fiscal year payable in cash,

(iii) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness (other than Revolving Facility Loans), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Cash Flow,

(iv) permanent repayments of Indebtedness (other than (w) prepayments of Loans pursuant to Section 2.12(c), (x) mandatory prepayments of Loans under Section 2.13, (y) Voluntary Prepayments and (z) prepayments of Revolving Facility Loans, except to the extent accompanied by a permanent reduction in the commitments thereunder), including any premium, make-whole or penalty payments related thereto, made by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness,

(v) additions to noncash working capital of the Borrower and the Restricted Subsidiaries for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year),

(vi) cash used during such fiscal year to finance Asset Acquisitions or other Investments permitted hereunder (other than Cash Equivalents and intercompany Investments in Restricted Subsidiaries), in each case except to the extent financed (or proposed to be financed) with the proceeds of Indebtedness (other than Revolving Facility Loans), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Cash Flow,

(vii) to the extent not otherwise deducted in calculating Consolidated Cash Flow, cash used to pay deferred acquisition consideration (including earn outs), except to the extent such cash is from proceeds of Indebtedness (other than Revolving Facility Loans), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Cash Flow,

(viii) Capital Expenditures, Asset Acquisitions and other permitted Investments (other than Cash Equivalents and intercompany Investments in Restricted Subsidiaries) that the Loan Parties or any of their Subsidiaries shall, during such fiscal year, become obligated to make but that are not made during such fiscal year; provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such fiscal year, signed by an Officer of the Borrower and certifying that such Capital Expenditures, Asset Acquisitions or permitted Investments will be made in the immediately following fiscal year,

(ix) Restricted Payments made pursuant to clause (5) of Section 6.02(b) that are paid during such fiscal year or will be paid within six months after the end of such fiscal year,

(x) to the extent added to determine Consolidated Cash Flow, all items that did not result from a cash payment to the Loan Parties or any of their Subsidiaries on a consolidated basis during such fiscal year,

(xi) payments of dividends and distributions made pursuant to clauses (4), (7), (8) and (12) of Section 6.02(b),

(xii) cash costs and expenses incurred in connection with Hedging Obligations, and

(xiii) pension plan funding payments to the extent they exceed pension expenses.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the cash, Cash Equivalents and/or other assets (valued at their fair market value as determined in good faith by senior management or the Board of Directors of the Borrower or Parent) received by the Borrower after the Closing Date from (1) contributions to its common equity capital and (2) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of the Borrower, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise, branch profits or similar Taxes imposed on (or measured by) its net income (however denominated) and backup withholding Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding Tax that results from any law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except any withholding Tax to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.20(a), (c) any Tax that is attributable to the failure of such Recipient to comply with Section 2.20(f) and (d) any United States Federal withholding Taxes imposed under FATCA.

“Existing Senior Notes” has the meaning assigned to such term in the preamble.

“Existing Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of May 22, 2013, by and among Parent and PG ITR Holdco, L.P., a Delaware limited partnership, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.

“Existing Tax Sharing Agreement” means the Third Amended and Restated Tax Sharing Agreement, dated as of May 23, 2013, between Parent and the Borrower, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.

“Failed Auction” has the meaning assigned to such term in Section 2.12(c)(iii).

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that could be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $10.0 million shall be determined by the Board of Directors of the Borrower acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA” means The United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” has the meaning assigned to such term in Section 2.05.

“Financial Officer” means the chief financial officer, principal accounting officer, senior vice president – finance, treasurer or controller of the Borrower.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $5,000,000 by Parent, the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Parent, the Borrower or any of the Subsidiaries, or the imposition on Parent, the Borrower or any of the Subsidiaries of any fine, excise Tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $5,000,000.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any benefit plan maintained for the benefit of employees located outside of the United States that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority and in respect of which Parent, the Borrower or any Affiliate thereof has any liability (whether actual or contingent).

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Borrower which is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia, (b) any Restricted Subsidiary of the Borrower which, directly or indirectly through other entities, holds no material assets other than Equity Interests of one or more entities described in clause (a) and (c) any Subsidiary of an entity described in clauses (a) or (b) (for the purpose of this clause (c), treating any Subsidiary of the Borrower as a Restricted Subsidiary of the Borrower).

“Four-Quarter Period” has the meaning given to such term in the definition of “Consolidated Interest Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and the Public Company Accounting Oversight Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Closing Date.

“Governmental Authority” means any Federal, state, Provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” has the meaning assigned to such term in Section 9.04(j).

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee and Collateral Agreement” means the Term Loan Guarantee and Collateral Agreement dated as of the Closing Date, among the Borrower, Parent, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.

“Guarantors” means Parent and the Subsidiary Guarantors.

“Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Borrower to change Applicable Accounting Standards to IFRS; provided that IFRS shall not include any provision of such standards that would require a lease that would be classified as an operating lease under GAAP to be classified as indebtedness or a finance or capital lease.

“Increased Amount” means, with respect to any Indebtedness, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion or amortization of original issue discount or accreted value, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion, accrual or accumulation of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (7) of the definition of Indebtedness.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Borrowing” means a Borrowing comprised of Incremental Loans.

“Incremental Commitment” means the commitment of any Lender, established pursuant to Section 2.22, to make Incremental Loans to the Borrower.

“Incremental Lender” means a Lender with an Incremental Commitment or an outstanding Incremental Loan.

“Incremental Loan Amount” means, at any time, (a) $140,000,000 plus (b) an unlimited amount, so long as in the case of this clause (b), after giving effect to such Incremental Loans and the use of proceeds thereof (but without netting the cash proceeds thereof), the Consolidated Senior Secured Debt Ratio calculated on a pro forma basis shall be equal to or less than 3.75 to 1.00 (with all Incremental Loans ranking junior in right of security to the Obligations or being unsecured being deemed, for purposes of such calculation, Consolidated Senior Secured Debt).

“Incremental Loans” means term loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Assumption Agreement, Specified Incremental Loans. Unless the context clearly indicates otherwise, the term “Incremental Loans” shall include Specified Incremental Loans.

“Incremental Maturity Date” means the final maturity date of any Specified Incremental Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Repayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii).

“Incremental Repayment Dates” means the dates scheduled for the repayment of principal of any Specified Incremental Loan, as set forth in the applicable Incremental Assumption Agreement.

“incur” means, with respect to any Indebtedness or obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) the accrual of interest, the accretion or amortization of original issue discount or accreted value, the payment of interest or dividends in kind or the accretion, accrual or accumulation of dividends or liquidation preference on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions (excluding letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented or, if drawn upon or presented, the resulting obligation is paid within 10 days);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services; provided that for purposes of this clause (4) such obligations will not become Indebtedness until due and payable in accordance with the agreement governing such obligation;

(5) the amount of all Disqualified Equity Interests of such Person calculated in accordance with Applicable Accounting Standards (whether classified as debt, equity or mezzanine) and the liquidation preference of any Preferred Stock of Restricted Subsidiaries (other than Guarantors) of the Borrower;

(6) all Capitalized Lease Obligations of such Person (other than the interest component thereof);

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Borrower or its Subsidiaries that is guaranteed or co-issued by the Borrower or the Borrower’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, except trade payables incurred by such Person in the ordinary course of business;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, (ii) deferred revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) obligations under or in respect of a Qualified Receivables Financing, (v) liabilities or obligations in respect of clauses (1), (2), (3), (4), (6) and (9) to the extent such liabilities or obligations would not appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with Applicable Accounting Standards or (vi) obligations, liabilities, liability adjustments, notes or other indebtedness arising under or in connection with the Existing Tax Receivable Agreement.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

Notwithstanding the foregoing, (i) Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity or obligations of such Person with respect to performance and surety bonds and completion guarantees entered into in the ordinary course of business, and (ii) Indebtedness shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Person” has the meaning assigned to such term in Section 9.05(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Borrower’s Board of Directors, disinterested and independent with respect to the Borrower and its Affiliates.

“Information” has the meaning assigned to such term in Section 9.15.

“Intercreditor Agreement” means the Second Amended and Restated Lien Subordination and Intercreditor Agreement dated as of the date hereof, among the Borrower, the other Loan Parties, the Collateral Agent and the collateral agent under the Revolving Facility Loan Documents.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or, if agreed to by all of the Term Lenders, 12 months) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last

Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business) constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with Applicable Accounting Standards; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 6.07. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Borrower or Parent (or any other direct or indirect parent company) shall be deemed not to be Investments.

“Latest Maturity Date” at any time means the then-latest final maturity date of any of the Loans outstanding at such time.

“Lenders” means (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any person that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Assumption Agreement and (c) any person that has become party hereto pursuant to a Refinancing Amendment.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates (or by reference to any successor or substitute entity or other quotation service providing comparable quotations to such British Bankers’ Association Interest Settlement Rates) for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or any successor or substitute entity) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Loan Documents” means this Agreement, the Security Documents, each Incremental Assumption Agreement, any other agreements providing for Guarantees of the Obligations, any Loan Modification Agreement and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Modification Agreement” means a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, Parent, the Borrower, the Subsidiary Guarantors and one or more Accepting Lenders.

“Loan Modification Offer” has the meaning assigned to such term in Section 2.23(a).

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Term Loans, any Incremental Loans and any Other Loans.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Parent, the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of Parent, the Borrower and the other Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document to which it is a party or (c) a material impairment of the rights of or benefits, taken as a whole, available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or Hedging Obligations, of any one or more of Parent, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the Hedging Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, the Borrower or a Restricted Subsidiary would be required to pay if the related hedging agreement were terminated at such time.

“Maturity Date” means February 1, 2021.

“Maximum Rate” has the meaning assigned to such term in Section 9.09.

“MNPI” means material information concerning the Borrower, Parent or any Subsidiary or any of their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Loan Parties or any subsidiary of the Loan Parties or any of their securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01, and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” means the mortgages, debentures, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.12 or 5.13, each substantially in the form of Exhibit E.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, maintained, sponsored or contributed to by any Loan Party or any ERISA Affiliate and in respect of which Parent, the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale occurring on or after the Closing Date, the cash proceeds (including cash proceeds subsequently received (but only as and when received) by the Borrower or any Restricted Subsidiary by way of deferred payment of principal pursuant to a note or installment receivable or otherwise) from such Asset Sale, net of (i) selling expenses (including reasonable broker’s fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with Applicable Accounting Standards, against (x) any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale or (y) any other liabilities retained by the Borrower or any Restricted Subsidiary associated with the properties or assets sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties or assets sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds) and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the property or assets sold in such Asset Sale and (A) which is required to be repaid with such proceeds or (B) to the extent such Indebtedness is required to be repaid because the property or assets sold are removed from a borrowing base supporting such Indebtedness (other than, in each case, any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to (A) use such proceeds to make capital expenditures or reinvest such proceeds in, or to acquire, maintain, develop, construct or improve assets of a kind then used, useful or usable in, the Permitted Business or replace assets subject to the Asset Sale, (B) use such proceeds to acquire Equity Interests in a Person that shall become a Restricted Subsidiary upon the consummation of such acquisition, or (C) a combination of (A) and (B), in each case, within 15 months of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 15-month period, at which time such proceeds shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance or incurrence of Indebtedness or any equity issuance occurring on or after the Closing Date, the cash proceeds thereof received by the Borrower or any Subsidiary Guarantor, net of all taxes and fees, commissions, costs, prepayment premiums and other expenses incurred in connection therewith or in connection with the use of proceeds thereof.

“New Senior Notes” has the meaning assigned to such term in the preamble.

“New Senior Notes Indenture” means the indenture, dated as of the Closing Date, among the Borrower, the guarantors thereunder and Wells Fargo Bank, National Association, as trustee.

“Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower and each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” has the meaning assigned to such term in Section 9.04(m).

“Officer” means any of the following of the Borrower or Parent: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officer’s Certificate” means a certificate signed by an Officer.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Loans” means one or more Classes of Term Loans that result from a Permitted Amendment effected pursuant to a Loan Modification Offer.

“Other Taxes” means any and all present or future stamp or documentary Taxes, goods and services, sale or any other transfer, excise or property Taxes, charges or similar levies imposed by a Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Parent” has the meaning assigned to such term in the preamble.

“Participant” has the meaning assigned to such term in Section 9.04(f).

“Participant Register” has the meaning assigned to such term in Section 9.04(h).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Business” means the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date and businesses that are reasonably related, incidental, complementary or ancillary thereto, reasonable extensions thereof or necessary or desirable to facilitate any such business, and any unrelated business to the extent that it is not material in size as compared with the Borrower’s business as a whole.

“Permitted Holders” means (1) Sponsor, Caxton Associates, LP, Caxton-Iseman (Ply Gem) L.P., Caxton-Iseman (Ply Gem) II L.P., Frederick J. Iseman, Bruce Kovner, Gary E. Robinette, Shawn K. Poe, John Wayne, Timothy D. Johnson, David N. Schmoll, John Buckley, Art Steinhafel, Brian P. Boyle, Robert A. Ferris, Steven M. Lefkowitz, John D. Roach, Michael Haley, Timothy T. Hall and Jeffrey T. Barber and any other Person that is a controlled Affiliate of any of the foregoing, (2) any Related Party of any of the foregoing; provided that in no event shall any operating portfolio company or any holding company for any operating portfolio company (other than the Borrower) be a Permitted Holder, and (3) and any Subsequent Co-Investors; provided that in the case of clause (3) the Sponsor and the other Permitted Holders referred to in clauses (1) and (2) above, collectively, have beneficial ownership (without giving effect to any voting power held by persons identified in clause (3)) of more than 50% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies held by all Permitted Holders.

“Permitted Indebtedness” has the meaning given to such term in Section 6.01(b).

“Permitted Investment” means:

(1) Investments by the Borrower or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Borrower or any Restricted Subsidiary; provided that the aggregate Investments made after the Closing Date by Loan Parties in or to Restricted Subsidiaries that are not Loan Parties pursuant to this clause (1), when taken together with all other such Investments pursuant to this clause (1) and then outstanding, shall not exceed the greater of (a) $60.0 million and (b) 15% of Consolidated Net Tangible Assets at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(2) Investments in the Borrower by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Borrower and the Restricted Subsidiaries for bona fide business purposes or to purchase Equity Interests of the Borrower or Parent (or any other direct or indirect parent company) not in excess of $5.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to Section 6.01;

(5) cash and Cash Equivalents;

(6) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in any Person where such Investment was acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made by the Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Borrower or a Restricted Subsidiary for consideration consisting only of or in exchange for, or out of the net cash proceeds of, Qualified Equity Interests or a contribution to the common equity capital of the Borrower;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

(12) guarantees of Indebtedness or Hedging Obligations permitted to be incurred under this Agreement;

(13) loans and advances to suppliers, licensees, franchisees or customers of the Borrower or any Restricted Subsidiary made in the ordinary course of business;

(14) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business and advances in respect of indemnification or similar arrangements;

(15) Investments (x) in existence on the Closing Date and, to the extent such Investment is in an amount in excess of $7,500,000, set forth on Schedule 6.02, (y) made pursuant to binding commitments in effect on the Closing Date and set forth on Schedule 6.02 and (z) that replace, refinance, refund, renew or extend any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(16) prepaid expenses, negotiable instruments held for collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(17) Investments in an aggregate amount not to exceed, when taken together with all other Investments made pursuant to this clause (17) and then outstanding, the greater of (a) $35.0 million and (b) 10% of Consolidated Net Tangible Assets at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(18) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed, when taken together with all other Investments made pursuant to this clause (18) and then outstanding, $20.0 million (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(19) Investments acquired after the Closing Date as a result of the acquisition by the Borrower or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.08 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(20) Investments in any Person to the extent such Investment consists of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(21) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness.

The amount of Investments outstanding at any time pursuant to the proviso in clause (1), clause (17) or (18) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to the proviso in clause (1), clause (17) or (18) above, as the case may be, by an amount equal to the return of or on capital with respect to such Investment to the Borrower or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (17) or (18) above, as the case may be.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Borrower or the Restricted Subsidiaries shall have set aside on its books such reserves or other appropriate provisions as may be required pursuant to Applicable Accounting Standards;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by Applicable Accounting Standards shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods or to secure payables;

(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any Restricted Subsidiary, including rights of offset and setoff;

(9) (A) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and (B) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(10) licenses or leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower or any Restricted Subsidiary;

(11) Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

(12) Liens securing the Obligations and any other Liens created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(13) Liens existing on the Closing Date and, to the extent such Lien is securing Indebtedness in an amount in excess of $7,500,000, set forth on Schedule 6.05 (including in respect of the Senior Secured Notes and the indenture and security documents relating to the Senior Secured Notes);

(14) Liens in favor of the Borrower or a Subsidiary Guarantor;

(15) Liens securing Indebtedness and related obligations (including Hedging Obligations and cash management obligations) permitted pursuant to clauses (1), (4), (13), (19) or (20) of Section 6.01(b) and Refinancing Indebtedness of such Indebtedness and related obligations (other than Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors); provided that Liens securing Indebtedness under clauses (1), (19) or (20) of Section 6.01(b) are subject to the Intercreditor Agreement or another customary intercreditor agreement reasonably satisfactory to the Administrative Agent;

(16) Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon and proceeds, products and replacements thereof;

(17) Liens securing Acquired Indebtedness and related obligations permitted to be incurred under this Agreement; provided that (a) the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon and proceeds, products and replacements thereof) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Borrower or a Restricted Subsidiary and (b) immediately after giving effect thereto, the Consolidated Senior Secured Debt Ratio calculated on a pro forma basis shall be equal to or less than 3.75 to 1.00;

(18) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any such Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness under clause (11) of Section 6.01(b)) are not created in anticipation or contemplation thereof;

(19) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13) (other than the Senior Secured Notes), (16), (17) and (18); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16), (17) and (18), such Liens do not extend to any additional assets (other than improvements thereon and proceeds, products and replacements thereof);

(20) (A) Liens securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor permitted to be incurred under this Agreement; provided that such Lien extends only to the assets of (and Equity Interests held by) such Restricted Subsidiary; and (B) Liens to secure Indebtedness of any Foreign Subsidiary permitted by clause (13) or clause (15) of Section 6.01(b) covering only the assets of such Foreign Subsidiary;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens with respect to obligations that at any one time outstanding do not in the aggregate exceed $40.0 million;

(23) Liens securing any Indebtedness incurred pursuant to clause (15) of Section 6.01(b);

(24) in the case of any Mortgaged Property that is leased, Liens to which the fee interest (or any superior interest) on such property is subject;

(25) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Borrower or any of its Restricted Subsidiaries relating to such property or assets;

(26) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the Borrower or (B) such Person or such property is acquired by the Borrower or any Restricted Subsidiary; provided that such Liens do not extend to any other assets of the Borrower or any Restricted Subsidiary and such Lien secures only those obligations which it secures on the date of such acquisition (and extensions, renewals, refinancings and replacements thereof);

(27) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(28) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing; and

(30) Liens on Collateral that are junior to the Liens securing the Loans, so long as such junior Liens are subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Parent, the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Prime Rate” means the rate of interest per annum determined from time to time by the Lender acting as Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in expenses and costs and other operating improvements or synergies that occurred or are reasonably likely to occur during the Four-Quarter Period that are (1) attributable to an Investment, acquisition, merger, consolidation, discontinued operations, Asset Sale or Asset Acquisition or other acquisition or disposition or (2) expected to be realized or implemented, committed to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such event or transaction within twelve months of the date of such event or transaction and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in expenses and costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during the Four-Quarter Period in order to achieve such reduction in expenses and costs.

“Prohibited Purchaser” means the institutions identified by the Borrower in writing to the Administrative Agent prior to the Closing Date and made available to the Lenders.

“Public Lender” has the meaning assigned to such term in Section 9.01.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Borrower or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or lease of property (real or personal, including without limitation Equity Interests of a Person that is or will become a Restricted Subsidiary), plant or equipment (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) used in the business of the Borrower or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and the payment of any sales or other taxes associated therewith; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price, lease payments or cost and payment and (2) such Indebtedness shall be incurred within one year after such acquisition of such asset by the Borrower or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Borrower or financed, directly or indirectly, using funds (1) borrowed from the Borrower or any Subsidiary of the Borrower until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Borrower or any Subsidiary of the Borrower (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure a Credit Facility shall not be deemed a Qualified Receivables Financing.

“Qualifying Bids” has the meaning assigned to such term in Section 2.12(c)(iii).

“Qualifying Lender” has the meaning assigned to such term in Section 2.12(c)(iv).

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Borrower nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower; and

(c) to which neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent and (c) any Lender, as applicable.

“Redesignation” has the meaning given to such term in Section 6.07(d).

“refinance” means to refinance, repay, prepay, replace, renew, refund, redeem, defease or retire.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) Parent, (c) the Administrative Agent and (d) each Lender that agrees to provide any portion of the Refinancing Term Loans being incurred pursuant thereto, in accordance with Section 2.24.

“Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used (or will be used within 90 days) to redeem, extend, renew, replace, defease, refund or refinance in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest and dividends on the Refinanced Indebtedness, any premium (including tender premium) paid to the holders of the Refinanced Indebtedness and defeasance and discharge costs and fees and expenses incurred in connection with the refinancing;

(2) Refinancing Indebtedness may not be incurred by a Person other than the Borrower and any of the Subsidiary Guarantors to renew, refund, refinance, replace, defease or discharge any Indebtedness of the Borrower or a Subsidiary Guarantor;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Term Loans or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Term Loans or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the Latest Maturity Date; provided that any refinancing of any secured Indebtedness need not comply with this clause (4); and

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Term Loans has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the Latest Maturity Date; provided that any refinancing of any secured Indebtedness need not comply with this clause (5).

“Refinancing Loans” means any Indebtedness incurred by the Borrower (which may be guaranteed by any Loan Party) in the form of one or more series of senior unsecured loans, second priority secured or pari passu secured loans; provided that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (b) if such Refinancing Loans are secured, such Refinancing Loans are secured by all or a portion of the Collateral on a pari passu or second priority basis with the Obligations and are not secured by any property or assets other than the Collateral, (c) if such Refinancing Loans are secured, the security agreements relating to such Indebtedness are substantially the same as the Security Documents or are not materially more favorable (taken as a whole) to the holders of such loans than the analogous Security Documents, (d) such Indebtedness is not Guaranteed by any person that is not a Loan Party and (e) if such Refinancing Loans are secured, a representative acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement or another customary intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Refinancing Notes” means any Indebtedness incurred by the Borrower (which may be guaranteed by any Loan Party) in the form of one or more series of senior unsecured notes, second priority secured or pari passu secured notes; provided that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (b) if such Refinancing Notes are secured, such Refinancing Notes are secured by all or a portion of the Collateral on a pari passu or second priority basis with the Obligations and are not secured by any property or assets other than the Collateral, (c) such Refinancing Notes do not have scheduled amortization or scheduled payments of principal or have mandatory redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such notes prior to the maturity date of such Refinanced Debt, (d) if such Refinancing Notes are secured, the security agreements relating to such Indebtedness are substantially the same as the Security Documents or are not materially more favorable (taken as a whole) to the holders of such notes than the analogous Security Documents, (e) such Indebtedness is not Guaranteed by any person that is not a Loan Party and (f) if such Refinancing Notes are secured, a representative acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement or another customary intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Refinancing Term Loans” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Register” has the meaning assigned to such term in Section 9.04(d).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Credit Agreement Parties” means, with respect to any specified person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Related Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Party” means, with respect to any Person, (1) any controlling stockholder, controlling member, general partner, Subsidiary, or spouse, descendent or immediate family member (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Related Person” means Parent and each of Parent’s direct and indirect subsidiaries and Affiliates, including the Borrower and its subsidiaries.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reply Amount” has the meaning assigned to such term in Section 2.12(c)(ii).

“Reply Discount” has the meaning assigned to such term in Section 2.12(c)(ii).

“Repurchaser” has the meaning assigned to such term in Section 2.12(c).

“Required Lenders” means, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of all outstanding Loans and Commitments at such time.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Borrower or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Borrower or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Borrower but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Borrower or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Borrower, or of any equity holder of the Borrower, including, without limitation, any payment in connection with any merger or consolidation involving the Borrower but excluding any such Equity Interests held by the Borrower or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption for consideration prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clause (5) of the definition of Permitted Indebtedness).

“Restricted Payments Basket” has the meaning given to such term in Section 6.02(a).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Restructuring Expenses” means (i) losses, expenses, costs and charges incurred in connection with restructuring within the Borrower and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, integration or conversion of information systems, acquisition or disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and closing, relocation or consolidation of facilities, recommissioning, reconfiguration or decommissioning of fixed assets for alternate uses, including severance or relocation, lease termination, pension curtailment losses, executive recruiting costs, curtailments or modifications to pension and post-retirement employee benefit plans, duplicative facilities closing charges, expenses and payments directly attributable to employee reduction or employee relocation and other non-ordinary-course, non-operating costs and expenses in connection therewith and expenses and payments directly attributable to the termination of real estate leases or real estate sales and the relocation of distribution facilities; and (ii) the net-out-of-pocket costs and expenses of the Borrower and its Restricted Subsidiaries related to acquiring the inventory of a prior supplier of a new customer in connection with the Borrower and/or one or more Restricted Subsidiaries becoming a supplier to such customer.

“Return Bid” has the meaning assigned to such term in Section 2.12(c)(ii).

“Return Bid Due Date” has the meaning assigned to such term in Section 2.12(c)(ii).

“Revolving Facility Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 1, 2013, by and among the Borrower, as borrower, Parent, Ply Gem Canada, Inc., Gienow Canada Inc., Mitten Inc., as Canadian borrowers, UBS AG, Stamford Branch, as U.S. Administrative Agent and U.S. Collateral Agent, Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, UBS AG Canada Branch, as Canadian Administrative Agent, the lenders named therein and the other parties thereto, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Revolving Facility First Lien Collateral” has the meaning specified in the Intercreditor Agreement.

“Revolving Facility Lender” means a “Lender” under the Revolving Facility Credit Agreement, as the same may be amended, supplemented, renewed, extended, restated or otherwise modified from time to time.

“Revolving Facility Loan Documents” means the “Loan Documents” (or any similar term) under the Revolving Facility Credit Agreement, as the same may be amended, supplemented, renewed, extended, restated or otherwise modified from time to time.

“Revolving Facility Loans” means the “Loans” under the Revolving Facility Credit Agreement.

“Revolving Facility Secured Parties” has the meaning assigned to such term in the Intercreditor Agreement.

“S&P” means Standard & Poor’s Ratings Service and its successors.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Borrower.

“Secured Obligations” means all Obligations, together with all Secured Swap Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each counterparty to any Swap Agreement which is, at the time the Swap Agreement is entered into, a Lender, the Administrative Agent, the Collateral Agent, or an Affiliate of a Lender, the Administrative Agent or the Collateral Agent, or becomes any of the foregoing after the Swap Agreement was entered into (notwithstanding that such party may cease to be any of the foregoing after the Swap Agreement is entered into), the obligations in respect of which constitute Secured Swap Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and assigns of each of the foregoing.

“Secured Swap Obligations” means any Hedging Obligations in respect of any Swap Agreement designated in writing by the Borrower to the Administrative Agent as Secured Obligations.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Mortgages, the Guarantee and Collateral Agreement, the Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Senior Secured Notes” has the meaning assigned to such term in the preamble.

“Senior Subordinated Notes” means the Borrower’s 13.125% Senior Subordinated Notes due 2014.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Closing Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (g) or (h) of Article VII has occurred and is continuing, or which are being released from their Guarantees, would constitute a Significant Subsidiary under clause (1) of this definition.

“SPC” has the meaning assigned to such term in Section 9.04(j).

“Specified Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Sponsor” means CI Capital Partners LLC and its controlled investment affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary thereof which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders’ Agreement” means the Second Amended and Restated Stockholders’ Agreement, dated as of May 22, 2013, by and among Ply Gem Holdings, Inc., Ply Gem Prime Holdings, Inc., Caxton-Iseman (Ply Gem), L.P., Caxton-Iseman (Ply Gem) II, L.P., the management stockholders named therein and for purposes of certain sections only, Rajaconda Holdings, Inc.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary that is expressly subordinated in right of payment to the Obligations or any of them.

“Subsequent Co-Investors” means any Person (other than the Sponsor) and its Affiliates who, in connection with the acquisition of the Equity Interests of the Borrower (or any of its direct or indirect parent companies) after the Closing Date, is part of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) in which any of the Sponsor or other Permitted Holders referred to in clause (1) of the definition of “Permitted Holders” is a member.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each existing and each subsequently acquired or organized wholly-owned direct or indirect Domestic Subsidiary of the Borrower other than any Unrestricted Subsidiary or any Subsidiary that has been released pursuant to Section 9.16.

“Swap Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement (including any put, call, collar or cap) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means J.P. Morgan Securities LLC, in its capacity as Syndication Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, liabilities, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Facility First Lien Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Lenders” means the Lenders holding a Term Loan Commitment or having a Term Loan outstanding.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) increased from time to time pursuant to Section 2.22 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Loans (other than Specified Incremental Loans) and any Other Loans.

“Term Repayment Date” has the meaning assigned to such term in Section 2.11(a)(i).

“Transactions” means, collectively, (a) the 2011 Transactions, (b) the 2012 Transactions, (c) the 2013 Transactions, (d) the execution, delivery and performance by the Borrower and the Guarantors of the New Senior Notes Indenture, the registration rights agreement entered into in connection with the issuance of the New Senior Notes and other related documents to which they are a party and the issuance of the New Senior Notes and the guarantees thereunder, (e) the execution, delivery and performance by Parent, the Borrower, and the Subsidiaries party thereto of this Agreement, the Intercreditor Agreement to be entered into in connection herewith relating to this Agreement and the Revolving Facility Credit Agreement and related security documents and other related documents to which they are a party, (f) the tender offer for each of the Senior Secured Notes and the Existing Senior Notes, any repurchase or redemption or other acquisition and satisfaction and discharge of each of the Senior Secured Notes and the Existing Senior Notes, the termination of the agreements related to each of the Senior Secured Notes and the Existing Senior Notes and the release of all guarantees (if any) thereof and security (if any) therefor and (g) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” means the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in accordance with Section 6.07 and (2) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voluntary Prepayment” means a prepayment of principal of Loans pursuant to Section 2.12(a) in any year to the extent that such prepayment reduces the scheduled installments of principal due in respect of Loans as set forth in Section 2.11 in any subsequent year, other than to the extent any such Voluntary Prepayment is funded with the proceeds of new Indebtedness.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Borrower or through one or more Wholly-Owned Restricted Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, any Lender, the Collateral Agent and the Administrative Agent, as applicable.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be deemed references to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with Applicable Accounting Standards.

SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term Loan Borrowing”).

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in Dollars in a principal amount equal to its Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b) Each Lender having an Incremental Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Assumption Agreement, to make Incremental Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Commitment. Amounts paid or prepaid in respect of Incremental Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000 (except with respect to any Incremental Borrowing, to the extent otherwise provided in the related Incremental Assumption Agreement).

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurocurrency Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 (noon), New York City time, on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurocurrency Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02; provided, further, that, to request a Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone not later than 2:00 p.m., New York City time, one Business Day prior to the Closing Date. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender the principal amount of the applicable Class of Loans of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender, by written notice to the Borrower (with a copy to the Administrative Agent), may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form of Exhibit G. Notwithstanding any other provision of this Agreement, in the event any

Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees (the “Fees”) set forth in the Engagement Letter at the times and in the amounts specified therein.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. In the event that the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, until such defaulted amount shall have been paid in full, to the extent permitted by law, all overdue amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) with respect to all other overdue amounts, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurocurrency Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurocurrency Borrowing pursuant to Section 2.03, 2.22 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Commitments (other than any Incremental Commitments, which shall terminate as provided in the related Incremental Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments of any Class; provided, however, that each partial reduction shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000. A notice of termination or reduction may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent by telephone (a) not later than 12:00 (noon), New York City time, one Business Day prior to the date of conversion, to convert any Eurocurrency Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing;

(vi) any portion of a Eurocurrency Borrowing that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurocurrency Borrowing that would end later than a Term Repayment Date or an Incremental Repayment Date, as the case may be, occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurocurrency Borrowings with Interest Periods ending on or prior to such Term Repayment Date or Incremental Repayment Date, as the case may be, and (B) the ABR Borrowings would not be at least equal to the principal amount of Borrowings to be paid on such Term Repayment Date or Incremental Repayment Date, as the case may be; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurocurrency Loan.

Each telephonic notice pursuant to this Section 2.10 shall be confirmed promptly in writing by hand delivery or fax to the Administrative Agent, shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency

Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing. A conversion or continuance of a Borrowing shall not constitute a novation, repayment or re-advance of such Borrowing but shall only reflect a change in the rate or period for calculating interest on such Borrowing.

SECTION 2.11. Repayment of Borrowings. (a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of June 2014 (each such date being called a “Term Repayment Date”), a principal amount of the Term Loans equal to $1,075,000 (as adjusted from time to time pursuant to Sections 2.12, 2.13(e) and 2.22(d)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Lenders, on each Incremental Repayment Date, a principal amount of the Specified Incremental Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(e) being called the “Incremental Repayment Amount”) equal to the amount set forth for such date in the applicable Incremental Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans and Specified Incremental Loans shall be due and payable on the Maturity Date and the Incremental Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Voluntary Prepayment. (a) Subject to payment of any applicable premium as set forth in paragraph (e) below, the Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurocurrency Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) one Business Day prior to the date of prepayment before 12:00 (noon), New York City time, in the case of ABR Loans, to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b) Voluntary prepayments of Loans shall be applied against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11 as directed by the Borrower.

(c) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans or repurchases of Loans permitted by any other provision of this Agreement (including, without limitation, Section 9.04(l)), so long as no Default or Event of Default has occurred and is continuing, Parent, the Borrower, Affiliates of the Borrower or any Affiliated Lender (excluding Debt Fund Affiliates) (each, a “Repurchaser”) may repurchase outstanding Loans pursuant to this Section 2.12(c) on the following basis:

(i) The Repurchaser may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Loans of any Class by providing written notice to the Administrative Agent (for distribution to the Lenders of the related Class) of the Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (x) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 (the “Auction Amount”) and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Loans at issue that represents the range of purchase prices that could be paid in the Auction;

(ii) In connection with any Auction, each Lender of the related Class may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a price discounted to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (y) a principal amount of Loans which must be in increments of $1,000,000 or in an amount equal to the Lender’s entire remaining amount of such Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, an assignment agreement substantially in the form of Exhibit B-2 (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(iii) Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Repurchaser, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which the Repurchaser can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Repurchaser to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Repurchaser shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Repurchaser shall purchase Loans (or the respective portions thereof) from each Lender with a Reply Discount reflecting a discount from par that is equal to or greater than that of the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Repurchaser shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;

(iv) Once initiated by an Auction Notice, the Repurchaser may not withdraw an Auction other than a Failed Auction or as specified in the Auction Notice. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount;

(v) With respect to all repurchases made by Parent, the Borrower or a Restricted Subsidiary pursuant to this Section 2.12(c) or pursuant to Section 9.04(l), such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 2.12(c) in an amount equal to the aggregate principal amount of such Loans; provided that such repurchases shall not be subject to the provisions of Section 2.12(a), Section 2.17 or Section 2.18; and

(vi) repurchases by the Repurchaser of Loans pursuant to this Section 2.12(c) shall be subject to the following conditions: (1) the Auction is open to all Lenders of the applicable Class on a pro rata basis, (2) no proceeds of Revolving Facility Loans may be used to effect such repurchase (3) none of the Borrower, the Sponsor nor any Affiliated Lender shall be required to make a representation that it is not in possession of any MNPI, (4) any Loans purchased by Parent or any of its Restricted Subsidiaries pursuant to this Section 2.12(c) shall be automatically and permanently canceled upon acquisition thereof by the Repurchaser, (5) by acquiring a Term Loan pursuant to this Section 2.12(c), the Repurchaser shall be deemed to have waived its right to receive information prepared by the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Loan Documents (in each case to the extent not provided to the Loan Parties) and attend any meeting or conference call with the Administrative Agent or any Lender where the Loan Parties or Affiliated Party has not been invited, (6) notwithstanding anything to the contrary in the definition of “Required Lenders”, or in Section 9.08(b), no Affiliated Lender shall be entitled to vote any Term Loans in any “Required Lender” vote pursuant to the terms of this Agreement or any other Loan Document (it being understood that the holder of such Term Loans shall have the right to consent to votes requiring the consent of “each Lender” or “each Lender directly adversely affected thereby” pursuant to Section 9.08(b) or otherwise), and for purposes of any such vote such Term Loans shall be deemed to have been voted in proportion to the votes of the other Lenders and (7) the aggregate principal amount of Term Loans held by the Affiliated Lenders at any time shall not exceed, in the aggregate, 25% of the aggregate outstanding principal amount of the Term Loans.

(d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent not later than 12:00 (noon), New York City time, on or prior to the specified effective date) if such condition is not satisfied; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16 and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(e) If, on or prior to the date that is six months after the Closing Date, (i) all or any portion of the Term Loans is prepaid under Section 2.12(a) out of the proceeds of a substantially concurrent incurrence of long-term secured term loan financing that is marketed or syndicated to banks and other institutional investors and the effective yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding the effect of any arrangement, structuring, syndication, commitment or other fees in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBO Rate) of such secured term loan financing is less than the yield (as determined by the Administrative Agent on the same basis) of the Term Loans or (ii) a Lender must assign its Term Loans pursuant to Section 2.21 as a result of its failure to consent to an amendment that would reduce any of the interest rate margins (or other pricing-related terms) then in effect with respect to such Term Loans, then in each case the aggregate principal amount so prepaid or assigned will be subject to a fee payable by the Borrower equal to 1.00% of the principal amount of Term Loans so prepaid or assigned, as the case may be, on the date of such prepayment or assignment.

SECTION 2.13. Mandatory Prepayments. (a) Not later than the 10th Business Day following the receipt of any Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of such Net Cash Proceeds received with respect thereto, as the case may be, to prepay outstanding Loans in accordance with Section 2.13(d); provided, however, that to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds received by, or resulting from any disposition by, a Foreign Subsidiary would have adverse tax cost consequences with respect to such Net Cash Proceeds, an amount equal to such Net Cash Proceeds that would be so affected will not be subject to repayment under this Section 2.13(a) (“Foreign Net Cash Proceeds”). For the avoidance of doubt, nothing in this Agreement requires, or is intended to require, any actual repatriation of any Foreign Subsidiary’s Net Cash Proceeds. Notwithstanding the foregoing, in the event that the Borrower is required to make an offer to purchase the New Senior Notes or any other Material Indebtedness from the holders thereof with all or any portion of such Foreign Net Cash Proceeds, such portion (or an amount equal to such portion) shall be applied by the Borrower to the repayment of the Term Loans pursuant to this Section 2.13(a) (net of an amount equal to the additional taxes payable and any additional costs incurred as a result of such repatriation).

(b) With respect to each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2015, no later than 10 days after the earlier of (i) 90 days after the end of such fiscal year and (ii) the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans in accordance with Section 2.13(d) in an aggregate principal amount equal to the excess (to the extent that such excess exceeds $15,000,000), if any, of (A) the ECF Percentage of Excess Cash Flow for such fiscal year then ended minus (B) Voluntary Prepayments made during such fiscal year.

(c) In the event and on each occasion that the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of the Borrower or any of its Restricted Subsidiaries (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01 or Section 2.24), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(d).

(d) All amounts required to be applied to prepay Loans pursuant to this Section 2.13 shall be allocated pro rata among the outstanding Loans (and, if so provided for in the Incremental Assumption Agreement, the Incremental Loans) and shall be applied to prepay outstanding Loans in direct order of maturity.

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, a certificate signed by a Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. For the avoidance of doubt, the Borrower shall not be required to calculate Excess Cash Flow or deliver any certificate to the Administrative Agent detailing the calculation of Excess Cash Flow or any prepayment pursuant to Section 2.13(b) prior to the fiscal year ending December 31, 2015.

(f) Any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to Section 2.13(a) or (b), to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered by the Administrative Agent to the Lenders not so declining such prepayment (with such Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such Lenders elect to decline their pro rata shares of such Declined Proceeds, such remaining Declined Proceeds shall not be subject to prepayment pursuant to this Section 2.13 and may be retained by the Borrower. Notwithstanding anything to the contrary contained in this Section 2.13, (i) prepayments of outstanding Loans pursuant to this Section 2.13 shall be allocated ratably among the Lenders that accept the same and (ii) if at the time of any prepayment pursuant to this Section 2.13 there shall be outstanding Borrowings of different Types or Eurocurrency Loans with different Interest Periods, and if some but not all of the Lenders have accepted such prepayment, then the aggregate amount of such prepayment shall be allocated ratably to each outstanding Borrowing of the accepting Lenders.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate); (ii) subject any Lender to any Taxes (other than (A) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (B) Indemnified Taxes, (C) Other Taxes or (d) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender (other than with respect to Taxes), and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding anything to the contrary in this Section 2.14, the Borrower shall only be required to compensate a Lender pursuant to this Section 2.14 to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy or liquidity requirements similar to those described in clauses (a) and (b) of this Section 2.14 generally on other borrowers of loans under similar term loan credit facilities.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurocurrency Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans, in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss (excluding loss of anticipated profits) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurocurrency Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan minus (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.12, 2.13, 2.15 or 2.23, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments of a Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (a) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (b) the provisions of this Section 2.18 shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement (including prepayments received pursuant to Section 2.12(b)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower and Parent expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Parent to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available funds in the stated currency of such obligation, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. Any payment made after 12:00 (noon), New York City time, on any Business Day shall be deemed to have been made on the next succeeding Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Indemnified Tax or Other Tax from any such payment, the applicable Withholding Agent shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, in or in respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document, in each case including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20 and any penalties, interest and reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Administrative Agent or a Lender (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(d) Each Lender shall indemnify the Administrative Agent or the Collateral Agent, as applicable, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent or the Collateral Agent, as applicable, and without limiting the obligation of the Borrower to do so) (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(h) relating to the maintenance of a Participant Register and (iii) the full amount of any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Collateral Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding or backup withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding or backup withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. For the avoidance of doubt, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f)(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Each Recipient shall furnish from time to time to the Borrower, or to such other persons as the Borrower reasonably may designate, such forms, certificates, documentation and withholding statements (including Internal Revenue Service Forms W-8 and W-9) that such Recipient is legally entitled to furnish and as may be necessary or appropriate to obtain any reduction of or exemption from any withholding or other Tax imposed by any Governmental Authority on payments may under any Loan Document (and (x) in the case of a Recipient organized in the United States, an IRS Form W-9 certifying that such Recipient is not subject to backup withholding and (y) in the case of the Administrative Agent (in its capacity as such), an IRS Form W-8IMY certifying that it is a qualified intermediary or nonqualified intermediary or an IRS Form W-9). Each Recipient shall provide such forms, certificates and documentation at the time or times prescribed by applicable law and reasonably requested by the Borrower.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit) ; provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party the payment of which would place the Administrative Agent or such Lender, respectively, in a less favorable net after-Tax position than the Administrative Agent or such Lender, respectively, would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it, in its sole discretion, deems confidential) to the Borrower or any other person, nor shall it be construed to require the Administrative Agent or any Lender to apply for or otherwise initiate any refund contemplated in this Section 2.20.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender refuses to consent to any Loan Modification Offer and such Loan Modification Offer is consented to by the Required Lenders (or a majority in interest of the affected

Class, as applicable) or (v) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clauses (iv) and (v) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, and (z) the affected Lender shall have received in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender subject to such assignment, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.12(e), 2.14 and 2.16); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Incremental Loans. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request (but, without limiting the obligations of any Incremental Lender set forth in any Incremental Assumption Agreement, no Lender shall have an obligation to provide) Incremental Commitments in an amount not to exceed the Incremental Loan Amount in effect at such time. Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Loan Amount), (ii) the date on which such Incremental Commitments are requested to become effective (which shall not, unless otherwise agreed to by the Administrative Agent, be less than five Business Days nor more than 60 days after the date of such notice) and (iii) whether such Incremental Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Specified Incremental Loans”).

(b) The Borrower may seek Incremental Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the Administrative Agent’s consent (not to be unreasonably withheld), additional banks, financial institutions and other institutional lenders who will become Incremental Lenders in connection therewith. The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Loans to be made thereunder; provided that, (i) without the prior written consent of the Required Lenders, (A) the final maturity date of any Specified Incremental Loans shall be no earlier than the Latest Maturity Date in effect at the time the Incremental Commitments with respect to such Specified Incremental Loans become effective, (B) the weighted average life to maturity of any Specified Incremental Loans shall be no shorter than the remaining weighted average life to maturity of any other Class of Loans, (C) the interest rate margins applicable to any Incremental Loan will be determined by the Borrower and the Incremental Lenders; provided that in the event that an Incremental Commitment with respect to Specified Incremental Loans secured on a pari passu basis with the Term Loans becomes effective prior to the date that is 18 months after the Closing Date, if the initial yield on such Specified Incremental Loans (as reasonably determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Specified Incremental Loans (which shall be increased by the amount that any “LIBOR floor” applicable to such Specified Incremental Loans on the date such Specified Incremental Loans are made would exceed the Adjusted LIBO Rate that would be in effect for a three-month Interest Period commencing on such date) and (y) if such Specified Incremental Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Parent, the Borrower or any Subsidiary for doing so (except for arrangement fees, structuring fees or underwriting or similar fees not generally paid to Lenders in connection with such loans) (the amount of such discount or fee, expressed as a percentage of the Incremental Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the weighted average life to maturity of such Incremental Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Yield Differential”) the sum of (1) the margin then in effect for Eurocurrency Loans of any Class (which shall be the sum of the Applicable Percentage then in effect for such Eurocurrency Loans of such Class increased by the amount that any “LIBOR floor” applicable to such Eurocurrency Loans of such Class on such date would exceed the Adjusted LIBO Rate (without giving effect to the proviso to the definition of such term) that would be in effect for a three-month Interest Period commencing on such date) plus (2) the amount of OID initially paid in respect of the Loans of such Class divided by four, then the Applicable Percentage for Loans of each affected Class shall automatically be increased by the Incremental Yield Differential for such Class, effective upon the making of the Specified Incremental Loans, (D) no Default or Event of Default shall exist or would exist after giving effect thereto, (E) such Incremental Loans are not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (F) the Incremental Loans shall rank pari passu or junior in right of security to the Obligations or shall be unsecured, subject, in the case of junior secured Incremental Loans, to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and (G) the Incremental Loans shall participate in prepayments pursuant to Section 2.12 and 2.13 on no greater than a pari passu basis with the Term Loans and (ii) all terms and documentation with respect to any Incremental Loans which differ from those with respect to the Term Loans shall be reasonably satisfactory to the Administrative Agent, except as set forth in clauses (i)(A) through (G) above (it being understood that, to the extent that any financial maintenance covenant or call protection is added for the benefit of any Incremental Lenders, no consent shall be required from the Administrative Agent or the Required Lenders to the extent that such financial maintenance covenant or call protection is (1) also added for the benefit of any existing Term Loans or (2) only applicable after the Latest Maturity Date). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitment and the Incremental Loans evidenced thereby and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments. Notwithstanding anything to the contrary herein, such amendment shall become effective without any further consent of any other party to the Loan Documents.

(c) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.22 unless (i) on the date of such effectiveness, the conditions set forth in paragraph (b) of Article IV shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer and (ii) except as otherwise specified in the applicable Incremental Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and reasonably consistent with those delivered on the Closing Date under Article IV (other than changes reasonably satisfactory to the Administrative Agent to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion).

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Specified Incremental Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurocurrency Borrowing to be converted into an ABR Borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurocurrency Borrowing on a pro rata basis. Any conversion of Eurocurrency Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Loan is to be allocated to an existing Interest Period for a Eurocurrency Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Loans are not Specified Incremental Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Loans shall be ratably increased by the aggregate principal amount of such Incremental Loans.

SECTION 2.23. Loan Modification Offers. (a) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) Parent, the Borrower, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the applicable Loans and/or Commitments of the Accepting Lenders of the Affected Class, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders of the Affected Class as a new “Class” of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date under Article IV (other than changes reasonably satisfactory to the Administrative Agent to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion).

(c) “Permitted Amendments” means any or all of the following: (i) an extension of the final maturity date and amortization applicable to the applicable Loans and/or Commitments of the Accepting Lenders, (ii) a change in the Applicable Percentage and/or other fees payable with respect to the applicable Loans and/or Commitments of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders, (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the judgment of the Administrative Agent and the Collateral Agent, to provide the rights and benefits of this Agreement and the other Loan Documents to each new “Class” of Loans resulting therefrom and (v) such other amendments to this Agreement and the other Loan Documents as shall be necessary or appropriate, in the judgment of the Administrative Agent and the Collateral Agent or as otherwise may be agreed upon by the parties to such Permitted Amendment, to obtain or give effect to the foregoing Permitted Amendments.

SECTION 2.24. Refinancing Amendments. (a) At any time after the Closing Date, the Borrower may obtain, from any existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the Administrative Agent’s consent (not to be unreasonably withheld or delayed), additional banks, financial institutions and other institutional lenders, Refinancing Term Loans.

(b) Notwithstanding the foregoing, no Refinancing Amendment shall become effective under this Section 2.22 unless (i) on the date of such effectiveness, the conditions set forth in paragraph (b) of Article IV shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer and (ii) except as otherwise specified in the applicable Refinancing Amendment, the Administrative Agent shall have received (with sufficient copies for each of the Lenders of the Refinancing Term Loans) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and reasonably consistent with those delivered on the Closing Date under Article IV (other than changes reasonably satisfactory to the Administrative Agent to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion).

(c) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to reflect the existence of the Refinancing Term Loans (including the addition of such Refinancing Term Loans as separate Classes hereunder and treated in a manner consistent with the Classes being refinanced, including for purposes of prepayments and voting) incurred pursuant thereto and to otherwise effect the provisions of this Section 2.24.

ARTICLE III

Representations and Warranties

Each of Parent and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, and each of the Lenders that:

SECTION 3.01. Organization; Powers. Parent, the Borrower and each of the Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted except where the failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate, limited liability company or limited partnership, as applicable, and, if required, stockholder, member or partner, as applicable, action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other material instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other instrument except, in the case of each of clauses (i) and (ii), where such violation, breach or default could not reasonably be expected to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party (other than any Liens created under the Security Documents or under any Revolving Facility Loan Document).

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Parent, the Borrower and each Subsidiary Guarantor and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) the recordation of the Mortgages and (c) such actions, consents or approvals as have been made or obtained and are in full force and effect or where the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders its combined or consolidated balance sheets and related statements of operations, stockholder’s equity and cash flows (i) for the year ended December 31, 2012, audited and accompanied by the opinion of independent public accountants of recognized national standing, and (ii) as of and for each fiscal quarter subsequent to December 31, 2012, ended at least 45 days before the Closing Date. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes). Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes).

SECTION 3.06. No Material Adverse Change. Except as disclosed in Parent’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission, in each case prior to the Closing Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Parent, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2012.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Parent, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except, in each case, where the failure to have such good and valid title or such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Permitted Liens.

(b) As of the Closing Date, none of Parent, the Borrower or any of the Subsidiaries has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(c) As of the Closing Date, none of Parent, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Parent or the Borrower therein.

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Parent or the Borrower, threatened in writing against Parent or the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Schedule 3.09, none of Parent, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including the FCPA, the USA PATRIOT Act, any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. None of Parent, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness owed to a third party, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of Parent, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of Parent, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Term Loans as provided in Section 5.08.

SECTION 3.14. Tax Returns. Each of Parent, the Borrower and the Subsidiaries has filed or caused to be filed all Federal income and all other material Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all material Taxes due, payable or remittable by it and all material assessments received by it, except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Parent, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule (excluding the projections, forecasts or other forward-looking information and financial information referred to below) furnished by or on behalf of Parent, the Borrower or the Subsidiaries to the Administrative Agent, the Collateral Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward looking information or information of a general economic nature, each of Parent and the Borrower represents only that such materials are based upon good faith estimates and assumptions believed by management of Parent to be reasonable at the time made, in light of the circumstances under which they were made and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts and projections are subject to uncertainties and that there can be no assurance such results will be achieved).

SECTION 3.16. Employee Benefit Plans. (a) With respect to each Plan, Parent, the Borrower and the ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, in each case except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Parent, the Borrower or any Affiliate thereof, or to the knowledge of Parent or its Affiliates, any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Parent, the Borrower or any Subsidiary, directly or indirectly, to a Tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities as required under applicable law. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17. Environmental Matters. Except as set forth on Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Parent, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance (excluding title insurance) maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums for which payment is due have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with Section 5.02.

SECTION 3.19. Security Documents. (a) The Security Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent or, in the case of Pledged Collateral (as defined in the Guarantee and Collateral Agreement) that is Revolving Facility First Lien Collateral, the collateral agent under the Revolving Facility Credit Agreement, the Lien created under the Security Documents shall constitute, or in the case of Pledged Collateral to be delivered to the Collateral Agent or the collateral agent under the Revolving Facility Credit Agreement in the future, as the case may be, will constitute, a fully perfected first priority Lien (or, with respect to the Revolving Facility First Lien Collateral, a fully perfected second Lien) on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person (other than the rights of persons pursuant to Permitted Liens) and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral as so defined (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Permitted Liens and, with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Secured Parties.

(b) Upon the recordation of a Patent and Trademark Security Agreement and a Copyright Security Agreement substantially in the form of Exhibit C and Exhibit D to the Guarantee and Collateral Agreement, respectively, with the United States Patent and Trademark Office and the United States Copyright Office, respectively, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person, other than the rights of persons pursuant to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, issued patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c) Upon due execution and delivery thereof, the Mortgages will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are recorded in the offices as specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than the rights of persons pursuant to Permitted Liens.

SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists correctly, in all material respects, as of the Closing Date all material real property owned by the Borrower and the Subsidiaries and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiaries, as applicable, own in fee all the real property set forth on Schedule 3.20(a).

(b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all material real property leased by the Borrower and the Subsidiaries and the addresses thereof.

SECTION 3.21. Labor Matters. Except as set forth on Schedule 3.21 or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of the date hereof and as of the Closing Date, (a) there are no strikes, lockouts or slowdowns against Parent, the Borrower or any Subsidiary pending or, to the knowledge of Parent or the Borrower, threatened, (b) the hours worked by and payments made to employees of Parent, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, Provincial, local or foreign law dealing with such matters and (c) all payments due from Parent, the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Parent, the Borrower or such Subsidiary or otherwise accounted and reserved for, in each case to the extent required by applicable law. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to any right of termination on the part of any union under any collective bargaining agreement to which Parent, the Borrower or any Subsidiary is bound or the right to modify any material terms of any such collective bargaining agreement.

SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of Parent and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Parent and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Parent and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Parent and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23. Sanctioned Persons. None of Parent or the Borrower or any Subsidiary thereof nor, to the knowledge of Parent and the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is currently subject to any U.S. sanctions administered by OFAC or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law; and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make the Term Loans hereunder on the Closing Date are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a notice of Borrowing as required by Section 2.03.

(b) (i) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of the Borrowing of such Loans with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and (ii) at the time of and immediately after the Borrowing of such Loans, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive or the chief financial officer of each of Parent and the Borrower, confirming compliance with the conditions set forth in paragraph (b).

(d) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or PDF transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (or facsimile or PDF copies) of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.04(e) payable to each such requesting Lender.

(e) The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary, Assistant Secretary or authorized manager, director or partner, which shall (A) certify the resolutions of its Board of Directors, Board of Managers, members, partners or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers or managers of such Loan Party authorized to sign (and who will be signing) the Loan Documents to which it is a party and (C) have attached the certificate or articles of incorporation, formation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws, memorandum and articles of association or operating, management or partnership agreement; and (ii) a long form certificate of good standing, status or compliance, as applicable, for each Loan Party from its jurisdiction of organization (to the extent such concept is relevant or applicable in such jurisdiction).

(f) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for the Borrower, substantially in the form of Exhibit F-1, (ii) Marshall & Melhorn, LLC, Ohio counsel for the Borrower, substantially in the form of Exhibit F-2, (iii) Lathrop & Gage LLP, Missouri counsel for the Borrower, substantially in the form of Exhibit F-3 and (iv) Adams and Reese LLP, Texas counsel for the Borrower, substantially in the form of Exhibit F-4.

(g) The Lenders and the Administrative Agent shall have received all Fees and other amounts required to be paid, and reimbursement of all expenses required to be reimbursed and for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), on or prior to the Closing Date.

(h) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where material assets of the Loan Parties are located, and such search report shall reveal no liens on any of the material assets of the Loan Parties except for Permitted Liens or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(i) Other than the redemption of any Senior Secured Notes and Existing Senior Notes subject to a redemption notice under the respective indenture governing such notes, the Refinancing shall have been consummated or shall be consummated substantially contemporaneously with the making of the Term Loans on the Closing Date and all Liens under the Senior Secured Notes shall have been terminated concurrently with such Refinancing and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(j) The Intercreditor Agreement shall have been amended in form and substance reasonably satisfactory to the Administrative Agent, and such amendment shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(k) Each document (including any UCC financing statement but excluding any Mortgages) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (other than the rights of persons pursuant to Permitted Liens and, with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Secured Parties), shall be in proper form for filing, registration or recordation.

(l) The Administrative Agent shall have received evidence of insurance coverage in form, scope and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the applicable terms of the Guarantee and Collateral Agreement and Section 5.02 of this Agreement.

(m) The Lenders shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by an officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that any Liens indicated in any such financing statement (or similar document) would be a Permitted Lien or have been or will be contemporaneously released or terminated.

(o) The Administrative Agent shall have received a certificate from the chief financial officer of Parent certifying that Parent and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that, from and after the Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than indemnification and contingent obligations for which no claim has been made) payable under any Loan Document shall have been paid in full in cash, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.08 or, in the case of a Restricted Subsidiary of the Borrower, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect its rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.01(b) shall prevent (i) sales of property, assets, consolidations, amalgamations or mergers by or involving the Borrower or any of its Restricted Subsidiaries not prohibited by this Agreement; (ii) the withdrawal by Borrower or any Subsidiary of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by Borrower or any Subsidiary of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses; maintain such other reasonable insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), use commercially reasonable efforts to obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, use commercially reasonable efforts to obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require.

(d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $2,000,000, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly upon request by the Administrative Agent deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of the certificate of insurance evidencing the coverages provided by such policy or policies.

SECTION 5.03. Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the relevant Loan Party shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows showing the financial condition of Parent and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” statement or like qualification or exception) to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheet and related statements of operations and cash flows showing the financial condition of Parent and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting, in all material respects, the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes and normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the calculation of Excess Cash Flow as of the end of the fiscal year to which such financial statements relate once such calculation is required pursuant to Section 2.13;

(d) as soon as available, but in any event no later than 60 days after the end of each fiscal year, for so long as Parent or the Borrower is required to deliver similar forecasts to the Revolving Facility Lenders or the lenders under any refinancing or replacement of the Revolving Facility Credit Agreement, forecasts prepared by management of Parent, of consolidated balance sheets, income statements and cash flow statements of Parent and its Subsidiaries. All forecasts delivered hereunder shall be prepared on an annual basis for the fiscal year following such fiscal year then ended);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and, upon the request of the Administrative Agent, other materials filed by Parent, the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or publicly distributed to its shareholders, as the case may be. If Parent has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and filed electronically with the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports, proxy statements and other materials required pursuant to this Section 5.04(e) with respect to Parent, the requirements of this Section 5.04(e) shall be deemed satisfied;

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Information required to be delivered pursuant to this Section 5.04 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on SyndTrak, IntraLinks or a similar site to which the Lenders have been granted access; provided that upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. Information required to be delivered pursuant to this Section 5.04 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(d) any change in the ratings referred to in Section 5.07(b), or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or any of the Loans on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating any of the Loans.

SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change in (i) any Loan Party’s corporate name, (ii) the jurisdiction of organization or formation of any Loan Party, (iii) any Loan Party’s identity or corporate structure or (iv) any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will promptly be made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP or, with respect to Restricted Subsidiaries organized outside of the United States, the local accounting standards applicable to the relevant jurisdiction, and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of such person upon reasonable prior notice and at reasonable times during normal business hours and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor; provided that the Borrower shall reimburse the Administrative Agent for the reasonable expenses incurred by the Administrative Agent in connection with such visit or inspection and provided, further, that unless an Event of Default has occurred and is continuing, such right shall be limited to one time per year.

(b) In the case of the Borrower, use commercially reasonable efforts (i) to cause the Loans to be continuously rated publicly by S&P and Moody’s and (ii) to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s (but not to obtain a specific rating).

SECTION 5.08. Use of Proceeds. Use the proceeds of (a) the Term Loans made on the Closing Date only for the purposes specified in the introductory statement to this Agreement and (b) any other Loans only for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including to finance acquisitions and other Investments and to pay related fees and expenses.

SECTION 5.09. Employee Benefits. (a) Comply in all respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten Business Days after any responsible officer of the Borrower or any ERISA Affiliate knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of Parent, the Borrower or any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 30 days without Parent, the Borrower or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 90 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary (other than an Unrestricted Subsidiary) promptly (and in any event, within 30 days) to become a Loan Party by executing and delivering the Guarantee and Collateral Agreement or a joinder thereto and each applicable Security Document or a joinder thereto in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly (and in the case of any security interests in real property, as soon as is reasonably practicable) secure the Secured Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that, subject to the limitations set forth in this Section 5.12 and in the applicable Security Documents, the Secured Obligations shall be secured by substantially all the U.S. assets of the Borrower and its Domestic Subsidiaries that are not Unrestricted Subsidiaries (including real and other properties acquired subsequent to the Closing Date)) except for Excluded Assets (as defined in the Guarantee and Collateral Agreement). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.12. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Domestic Subsidiaries that are not Unrestricted Subsidiaries of any real property (or any interest in real property) having a value in excess of $5,000,000.

SECTION 5.13. Post-Closing Actions. Complete, within the time provided for in Schedule 5.13 with respect to each action listed on such Schedule 5.13, or such later date as the Administrative Agent shall agree in its reasonable discretion, each of the actions listed on Schedule 5.13.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, from and after the Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than indemnification and contingent obligations for which no claim has been made) payable under any Loan Document have been paid in full in cash, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01. Limitations on Indebtedness. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Borrower or any Subsidiary Guarantor may incur additional Indebtedness, including Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b) Notwithstanding Section 6.01(a), each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Borrower or any Subsidiary Guarantor under Credit Facilities in an aggregate amount not to exceed, when taken together with all other Indebtedness incurred pursuant to this clause (1) and then outstanding, the greater of (a) $450.0 million and (b) the Borrowing Base as of the date of such incurrence;

(2) the New Senior Notes issued on the Closing Date and the guarantees thereof and the notes issued in exchange therefor and the guarantees in respect thereof to be issued pursuant to the registration rights agreement related thereto;

(3) Indebtedness of the Borrower and the Restricted Subsidiaries to the extent outstanding on the Closing Date and, to the extent such Indebtedness is in an amount in excess of $7,500,000, set forth on Schedule 6.01, including the Senior Secured Notes and the Existing Senior Notes (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Loans);

(4) Indebtedness under Hedging Obligations of the Borrower or any Restricted Subsidiary not for the purpose of speculation;

(5) Indebtedness of the Borrower owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Borrower or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Borrower or a Restricted Subsidiary, the Borrower or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances;

(7) Purchase Money Indebtedness incurred by the Borrower or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed, when taken together with all other Indebtedness incurred pursuant to this clause (7) and then outstanding, the greater of (a) $35.0 million and (b) 10% of Consolidated Net Tangible Assets at the time of incurrence;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (2), (3) (other than the Senior Secured Notes and the Existing Senior Notes), (7), (11)(B) or (C) or (13)(B) of this Section 6.01(b) or this clause (10);

(11) (A) Acquired Indebtedness of the Borrower or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed, when taken together with all other Indebtedness incurred pursuant to this clause (11)(A) and then outstanding, the greater of (x) $20.0 million and (y) 7.5% of Consolidated Net Tangible Assets at the time of incurrence, (B) Acquired Indebtedness of the Borrower or any Restricted Subsidiary assumed or acquired in connection with a transaction governed by, and effected in accordance with, Section 6.08 and (C) Acquired Indebtedness; provided, however, that, with respect to Acquired Indebtedness pursuant to this clause (C), after giving effect to such acquisition or merger, consolidation or amalgamation, either (1) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (2) the Consolidated Interest Coverage Ratio would be equal to or greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(12) Indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or capital stock for the purpose of financing any such acquisition;

(13) (A) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed, when taken together with all other Indebtedness incurred pursuant to this clause (13)(A) and then outstanding, the greater of (x) $60.0 million and (y) 15.0% of Consolidated Net Tangible Assets at the time of incurrence and (B) Indebtedness of Foreign Subsidiaries if, after giving effect thereto the Consolidated Interest Coverage Ratio (with the references to the Borrower and the Restricted Subsidiaries in the definitions used in the calculation thereof being to Foreign Subsidiaries (other than Unrestricted Subsidiaries)) of all Foreign Subsidiaries would be at least 2.00 to 1.00; provided, however, that, without limiting the foregoing, Indebtedness under this clause (13) may be incurred under any Credit Facility;

(14) Indebtedness of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees, customers or joint ventures in an aggregate amount not to exceed, when taken together with all other Indebtedness incurred pursuant to this clause (14) and then outstanding, the greater of (x) $10.0 million and (y) 2.5% of Consolidated Net Tangible Assets at the time of incurrence;

(15) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed, when taken together with all other Indebtedness incurred pursuant to this clause (15) and then outstanding, the greater of (x) $75.0 million and (y) 20% of Consolidated Net Tangible Assets at the time of incurrence (it being understood that any Indebtedness incurred under this clause (15) shall cease to be deemed incurred or outstanding for purpose of this clause (15) but shall be deemed incurred for purposes of Section 6.01(a) from and after the date on which the Borrower or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 6.01(a) without reliance upon this clause (15));

(16) Contribution Debt;

(17) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(18) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(19) Indebtedness incurred or created under this Agreement and the other Loan Documents and in respect of Credit Agreement Refinancing Indebtedness; and

(20) Alternative Incremental Notes, so long as after giving effect to such Alternative Incremental Notes and the application of proceeds thereof (but without netting cash proceeds thereof), the Consolidated Senior Secured Debt Ratio calculated on a pro forma basis shall be equal to or less than 3.75 to 1.00, and any Refinancing Indebtedness thereof.

(c) For purposes of determining compliance with this Section 6.01, (1) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (20) of Section 6.01(b) or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Borrower shall divide, classify and may reclassify, in its sole discretion, such item of Indebtedness (or portion thereof) and may divide, classify and reclassify such Indebtedness (or portion thereof) in more than one of the types of Indebtedness described in Section 6.01(a) and clauses (1) through (20) of Section 6.01(b), except that Indebtedness incurred under the Revolving Facility Credit Agreement on the Closing Date by the Borrower or any Guarantor shall be deemed to have been incurred under clause (1) of Section 6.01(b); and (2) when calculating the amount of Indebtedness that may be incurred pursuant to Section 6.01(a), at the time of incurrence, the Borrower will make such calculation without giving pro forma effect to any Indebtedness being incurred at the same time pursuant to clauses (1) through (20) of Section 6.01(b) or to the discharge at the same time of any Indebtedness to the extent such discharge results from the proceeds of Indebtedness being incurred at the same time pursuant to clauses (1) through (20) of Section 6.01(b). If any Contribution Debt is redesignated as incurred under any provision other than clause (16) of Section 6.01(b), the related issuance of Equity Interests may be included in any calculation under Section 6.02(a)(3)(b). In addition, for purposes of determining any particular amount of Indebtedness under Section 6.01, guarantees, co-issuances of Indebtedness, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included or subject to a separate incurrence calculation so long as such Indebtedness is incurred by a Person that could have incurred such Indebtedness.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e) Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Borrower and its Restricted Subsidiaries may incur pursuant to this Section 6.01 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

SECTION 6.02. Limitations on Restricted Payments. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Borrower cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Closing Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (13) or (14) of Section 6.02(b)), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing the first date of the fiscal quarter beginning immediately after the Closing Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); plus

(b) 100% of the aggregate net cash proceeds received by the Borrower and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by the Borrower, either (x) as contributions to the common equity of the Borrower after the Closing Date or (y) from the issuance and sale of Qualified Equity Interests after the Closing Date, other than (A) Excluded Contributions or (B) any such proceeds or assets received from a Restricted Subsidiary of the Borrower, plus

(c) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Borrower or any Restricted Subsidiary subsequent to the Closing Date is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) into Qualified Equity Interests (or a capital contribution in respect of Qualified Equity Interests) (less the amount of any cash, or the fair value of assets, distributed by the Borrower or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of: (A) the sale, disposition or redemption, repurchase, repayment of or return on any Investment that was treated as a Restricted Payment or Permitted Investment made after the Closing Date or (B) a distribution, dividend or other payment from an Unrestricted Subsidiary, an amount (to the extent not included in the computation of Consolidated Net Income or not treated as a return of such Permitted Investment in the definition thereof) equal to 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof), plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Borrower’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b) The foregoing provisions will not prohibit:

(1) the payment by the Borrower or any Restricted Subsidiary of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration or the giving notice thereof, if on the date of declaration or the giving notice of such redemption, as applicable, the payment would have complied with the provisions of this Agreement;

(2) any Restricted Payment made in exchange for, or out of the proceeds of the issuance and sale of, or capital contribution in respect of, Qualified Equity Interests (occurring within 90 days of such Restricted Payment);

(3) the redemption of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the issuance and sale, of or capital contribution in respect of, Qualified Equity Interests (occurring within 90 days of such redemption), (b) in exchange for, or out of the proceeds of the incurrence of, Refinancing Indebtedness permitted to be incurred under Section 6.01 and the other terms of this Agreement (occurring within 90 days of such redemption) or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Borrower shall have repaid the Loans hereunder to the extent required by this Agreement prior to redeeming such Subordinated Indebtedness;

(4) payments by the Borrower or to Parent (or any other direct or indirect parent company) to permit Parent (or any other direct or indirect parent company), and which are used by the Borrower or Parent (or any other direct or indirect parent company), to purchase, redeem, otherwise acquire or retire Equity Interests of the Borrower or Parent (or any other direct or indirect parent company) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates); provided that the aggregate cash consideration paid therefor shall not exceed the sum of (A) $5.0 million during any calendar year (with unused amounts being available to be used in subsequent periods) plus (B) the amount of any net cash proceeds received by or contributed to the Borrower from the issuance and sale after the Closing Date of Qualified Equity Interests of Parent, any other direct or indirect parent company, or the Borrower to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (4), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (4); provided further, that so long as the issuance of Indebtedness to any officer, director or employee did not increase the amount available to be distributed as a Restricted Payment pursuant to Section 6.02(a)(3)(b), the cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary in connection with the repurchase of Qualified Equity Interests will not be deemed to constitute a Restricted Payment under this Agreement;

(5) payments to Parent (or any other direct or indirect parent company) permitted pursuant to clauses (3) or (4) of Section 6.04(b) or to fund payments under the Existing Tax Receivable Agreement;

(6) (A) repurchases of Equity Interests deemed to occur upon exercise of stock options or the vesting of restricted stock, restricted stock units, deferred stock units or any similar securities if such Equity Interests represent a portion of the exercise price of such options (or withholding of Equity Interests to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities), (B) payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the vesting or settlement of restricted stock, restricted stock units, deferred stock units or any similar securities or (iii) the conversion or exchange of Equity Interests of any such Person or (C) any Restricted Payment made by the Borrower to permit any payments by Parent (or any other direct or indirect parent company) described in section (A) and (B) of this clause (6);

(7) distributions to Parent (or any other direct or indirect parent company) in order (A) to enable Parent (or any other direct or indirect parent company) to pay customary and reasonable costs and expenses of any offering of securities, debt financing, merger, acquisition or other similar corporate transaction of Parent (or any other direct or indirect parent company) or (B) to satisfy principal, interest and other payment obligations of the Borrower on Indebtedness of Parent, in an aggregate amount not to exceed the amount of proceeds of such Indebtedness that were contributed to the Borrower;

(8) additional Restricted Payments, when taken together with all Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $100.0 million and (b) 27.5% of Consolidated Net Tangible Assets at the time made;

(9) payments of intercompany subordinated Indebtedness, the incurrence of which was permitted under clause (5) of Section 6.01(b); provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;

(10) payments of dividends on Disqualified Equity Interests issued pursuant to Section 6.01;

(11) Restricted Payments made with Declined Proceeds from Asset Sales remaining after application thereof as required by Section 2.13;

(12) Restricted Payments made by the Borrower or by the Borrower to Parent (or any other direct or indirect parent company) to fund (a) the payment of dividends on Parent’s (or such other direct or indirect parent company’s) common stock of up to 6% per annum of the total market capitalization of Parent at the time of Parent’s initial public offering based on the initial public offering price of Parent’s common stock or (b) in lieu of all or a portion of dividends permitted by sub-clause (a), repurchases of Parent’s (or such other direct or indirect parent company’s) common stock for aggregate consideration that, when taken together with dividends permitted under clause (12)(a), does not exceed the amount contemplated by sub-clause (a) above;

(13) Restricted Payments made with the proceeds of Excluded Contributions; or

(14) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

provided that (a) in the case of any Restricted Payment pursuant to clause (3)(c) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2), (3) or (4)(B) above shall increase the Restricted Payments Basket.

For the avoidance of doubt, any “deemed dividend” resulting from the filing of a consolidated or combined tax return by any direct or indirect parent of the Borrower and not involving any cash distribution will not be a Restricted Payment.

(c) For purposes of determining compliance with this Section 6.02, in the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments or Permitted Investments described in the above clauses or the definitions thereof, the Borrower, in its sole discretion, may order and classify, and from time to time may reorder and reclassify (based on circumstances existing at the time of such reclassification), such Restricted Payment or Permitted Investment if it would have been permitted at the time such Restricted Payment or Permitted Investment was made and at the time of any such reclassification.

SECTION 6.03. Limitations on Dividend and Other Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Borrower or any other Restricted Subsidiary;

(c) transfer any of its assets to the Borrower or any other Restricted Subsidiary; or

(d) grant any Lien on its assets to secure the Obligations;

except for:

(1) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(2) encumbrances or restrictions existing under the Loan Documents;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the Closing Date (including, without limitation, the Revolving Facility Credit Agreement and the New Senior Notes Indenture) as in effect on that date;

(5) restrictions relating to any Lien permitted under this Agreement imposed by the holder of such Lien;

(6) restrictions imposed under any agreement to sell assets, including the Equity Interests of a Subsidiary, permitted under this Agreement to any Person pending the closing of such sale;

(7) any instrument or agreement of a Person acquired by the Borrower or any Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8) any other agreement governing Indebtedness entered into after the Closing Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Closing Date;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in compliance with Section 6.01 that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11) restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business;

(12) encumbrances or restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of assets subject to such security agreements or mortgages;

(13) encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries, or municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds, permitted to be incurred under this Agreement; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Borrower, materially impair the Borrower’s ability to make payment on the Obligations when due;

(14) any encumbrance or restriction pursuant to an agreement with a governmental entity providing for developmental financing on terms which are more favorable (at the time such agreement is entered into) than those available from third party financing sources;

(15) any encumbrance or restriction pursuant to the terms of any agreements governing other Indebtedness permitted to be incurred under the provisions of Section 6.01 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein will not materially adversely impact the ability of the Borrower to make required principal and interest payments on the Obligations;

(16) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary; and

(17) any encumbrances or restrictions imposed by any amendments or refinancings of the Indebtedness, contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (2) the subordination of loans or advances made to an Borrower or a Restricted Subsidiary to other Indebtedness incurred by any such Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 6.04. Limitations on Transactions with Affiliates. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”) including aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Borrower or that Restricted Subsidiary from a Person that is not an Affiliate of the Borrower or that Restricted Subsidiary; and

(2) with respect to any Affiliate Transaction involving aggregate value in excess of $20.0 million, the Borrower delivers to the Administrative Agent an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above and a resolution that has been adopted by a majority of the directors of the Borrower who are disinterested with respect to such Affiliate Transaction, approving such Affiliate Transaction.

(b) The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Borrower and one or more Restricted Subsidiaries; or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Borrower (other than a Restricted Subsidiary) owns any Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer and employee compensation (including bonuses), retention payments, payments pursuant to a long-term incentive plan or other employee benefit plan, reimbursement of expenses and other benefits (including retirement, health, stock option and other benefit plans), indemnification arrangements, compensation, employment and severance agreements, to or with directors, officers and employees of the Borrower or any Restricted Subsidiary or parent company of the Borrower;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Borrower and/or one or more Subsidiaries, on the one hand, and any other Person with which the Borrower or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Borrower or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Borrower and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) any payment made to Parent (or any other direct or indirect parent company) to be used by Parent (or such parent company) solely (A) to pay its franchise taxes and other fees required to maintain its corporate existence and (B) to pay for general corporate and overhead expenses (including salaries and other compensation (including salary, bonus and benefits) of the employees and directors, board activities, insurance, legal (including litigation, judgments and settlements), accounting, corporate reporting and filing, administrative and other general operating expenses) incurred by Parent (or such parent company) in the ordinary course of business;

(5) loans (or cancellation of loans) and advances permitted by clause (3) of the definition of “Permitted Investments;”

(6) payments to Sponsor or an Affiliate or Related Party thereof in respect of financial advisory, financing, underwriting or placement services, investment banking activities or management and consulting services rendered to the Borrower and the Restricted Subsidiaries, which payments are approved by a majority of the Board of Directors who are disinterested in such payment; provided that no Default described in clause (b), (c), (d), (g) or (h) of Article VII shall have occurred and be continuing or occur as a consequence thereof;

(7) any Restricted Payments which are made in accordance with Section 6.02 and Permitted Investments (other than Permitted Investments described in clauses (1) or (2) of the definition of Permitted Investments);

(8) (i) transactions pursuant to the Existing Tax Sharing Agreement, (ii) entering into an agreement that provides registration rights to the shareholders of the Borrower or Parent (or any other direct or indirect parent company) or amending any such agreement with shareholders of the Borrower or Parent (or any other direct or indirect parent company) and (iii) the performance of such agreements;

(9) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Borrower or any of its Subsidiaries other than the Borrower or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(10) any merger, consolidation or reorganization of the Borrower with an Affiliate, solely for the purposes of (a) forming a holding company or (b) reincorporating the Borrower in a new jurisdiction;

(11) (a) any transaction with an Affiliate where the only consideration paid by the Borrower or any Restricted Subsidiary is Qualified Equity Interests, or (b) the issuance or sale of any Qualified Equity Interests;

(12) (a) any agreement in effect on the Closing Date and set forth on Schedule 6.04 as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Secured Parties in any material respect than such agreement as it was in effect on the Closing Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a);

(13) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;

(14) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Borrower or any direct or indirect parent of the Borrower; provided that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(15) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of Section 6.04(a); and

(16) any transaction effected as part of a Qualified Receivables Financing.

SECTION 6.05. Limitations on Liens. (a) The Borrower shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever securing any Indebtedness against any assets of the Borrower or any Subsidiary Guarantor (including Equity Interests of a Restricted Subsidiary or the Borrower), whether owned at the Closing Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens).

(b) For purposes of determining compliance with this Section 6.05, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens described in the definition of Permitted Liens but may be permitted in part under any combination thereof, (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in the definition of Permitted Liens, the Borrower shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.05 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of Permitted Liens and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses and (C) when calculating the amount of Indebtedness that may be secured by a Lien pursuant to clause (15) of the definition of Permitted Liens, at the time of incurrence, the Borrower will make such calculation without giving pro forma effect to (x) any other Lien or item of Indebtedness secured by any such other Lien being incurred at the same time pursuant to clauses (16), (17), (18), (19), (20)(B), (22) and (23) of the definition of Permitted Liens or (y) to the discharge at the same time of any Lien or item of Indebtedness secured by any such other Lien to the extent such discharge results from the proceeds of Indebtedness incurred at the same time secured by a Lien pursuant to clauses (19), (20)(B), (22) and (23) of the definition of Permitted Liens.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 6.06. Limitations on Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) either (x) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents or (y) the cash or Cash Equivalents portion (without giving effect to clause (c) of the next paragraph) of the total consideration received in such Asset Sale shall be no less than an amount equal to the product of (A) 5.25 and (B) the portion of Consolidated Cash Flow for the Four-Quarter Period directly attributable to the assets included in such Asset Sale.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any liabilities (other than liabilities that are by their terms subordinated to the Obligations) or Indebtedness (other than Subordinated Indebtedness) of the Borrower or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Borrower or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations, instruments, securities or other assets received from such transferee that are within 365 days converted by the Borrower or such Restricted Subsidiary to cash (to the extent of the cash actually so received),

(c) the Fair Market Value of (i) any assets (other than securities) received by the Borrower or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Borrower or (iii) a combination of (i) and (ii),

(d) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 15% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and

(e) any Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and each other Restricted Subsidiary are unconditionally released from any guarantee of payment of such Indebtedness in connection with such Asset Sale.

If at any time any non-cash consideration received by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to clause (b) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with Section 2.13.

SECTION 6.07. Limitations on Designation of Unrestricted Subsidiaries. (a) The Borrower may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Borrower as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) either (A) the Subsidiary to be so Designated has total assets of $1,000 or less; or (B) the Borrower would be permitted to make, at the time of such Designation, (x) a Permitted Investment or (y) an Investment pursuant to Section 6.02, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary on such date.

(b) No Subsidiary shall be Designated as an “Unrestricted Subsidiary” if (a) such Subsidiary or any of its Subsidiaries owns (i) any Equity Interests (other than Qualified Equity Interests) of the Borrower or (ii) any Equity Interests of any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so Designated or (b) is a Guarantor under the New Senior Notes or the Revolving Facility Credit Agreement or any Refinancing Indebtedness in respect thereof.

(c) If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under Section 6.01 or Section 6.05, the Borrower shall be in default of the applicable covenant.

(d) The Borrower may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Agreement.

(e) All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Borrower, delivered to the Administrative Agent, certifying compliance with the foregoing provisions.

SECTION 6.08. Limitations on Mergers, Consolidations, Etc. Parent and the Borrower will not, merge into, amalgamate or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower and the Restricted Subsidiaries (taken as a whole); provided that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any Restricted Subsidiary may merge or amalgamate or consolidate with or transfer all or substantially all of its assets to the Borrower in a transaction in which the Borrower is the surviving corporation, (y) any Restricted Subsidiary may merge into or amalgamate or consolidate with or transfer all or any substantial part of its assets to any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and no person other than the Borrower or a Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (z) the Borrower and the Restricted Subsidiaries may make Asset Acquisitions and other Investments permitted by Section 6.02.

SECTION 6.09. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (each an “Event of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 30 days;

(d) default shall be made in the due observance or performance by Parent, the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the existence of Parent or Borrower), 5.05 or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Parent, the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) immediately above) and such default shall continue unremedied without being waived for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) (i) Parent, the Borrower or any Significant Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement pursuant to which such Indebtedness was created, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or casualty or condemnation event with respect to, the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of Parent, the Borrower or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of Parent, the Borrower or a Restricted Subsidiary or (iii) the winding-up or liquidation of Parent, the Borrower or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Parent, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the

Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of Parent, the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Parent, the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Parent, the Borrower or any Restricted Subsidiary to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $40,000,000 (to the extent not adequately covered by insurance proceeds as to which the insurance company has acknowledged coverage pursuant to a writing reasonably satisfactory to the Administrative Agent);

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of Parent, the Borrower and/or the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms or in accordance with the other terms of this Agreement or another Loan Document), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) (i) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected (except as otherwise provided in this Agreement, the Intercreditor Agreement or such Security Document) security interest on the Collateral covered thereby, except to the extent that any such loss of perfection or priority relates to Collateral with an aggregate fair market value of less than $40,000,000 or results from the failure of the Collateral Agent (or, in the case of Revolving Facility First Lien Collateral, the collateral agent under the Revolving Facility Credit Agreement) to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy or (ii) the Intercreditor Agreement is not or ceases to be binding on or enforceable against any party thereto (or against any person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder; or

(m) there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to Parent or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Parent or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (a) execute any and all documents (including releases of any Lien) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and the Intercreditor Agreement.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Parent, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Parent, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Credit Agreement Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Credit Agreement Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loans provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time upon at least 30 days’ prior notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor, which successor, so long as no

Event of Default shall have occurred and be continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Credit Agreement Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Without limiting the foregoing, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof (subject, in the case of the Collateral, to the provisions of the Intercreditor Agreement). In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner, Joint Lead Arranger, Syndication Agent or Documentation Agent is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents (subject to the same limitations as set forth therein). Without limitation of the foregoing, no such person, in its capacity as Joint Bookrunner, Joint Lead Arranger, Syndication Agent or Documentation Agent shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other person.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, Parent or any other Loan Party, to it at Ply Gem Holdings, Inc., 5020 Weston Parkway, Suite 400, Cary, NC 27513, Attention of Chief Financial Officer (Fax No. 919-677-3914), with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, Attention of Eric Goodison (Fax No. 212-492-0292, e-mail: egoodison@paulweiss.com);

(b) if to the Administrative Agent, to Credit Suisse AG, Agency Manager, Eleven Madison Avenue, New York, NY 10010, Fax: 212-322-2291, email: agency.loanops@credit-suisse.com;

(c) if to the Collateral Agent, to Credit Suisse AG, Eleven Madison Avenue, 23rd Floor, New York, NY 10010, Attn: Loan Operations—Boutique Management, Tel: 212-538-3525, e-mail: list.ops-collateral@credit-suisse.com; and

(d) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Parent, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Each of Parent and the Borrower hereby agrees, unless directed otherwise by the Administrative Agent, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.

Parent and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Parent and the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Parent and the Borrower hereby agree that, at the request of the Administrative Agent, (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either (A) solely containing information that is publicly available or of a type that would reasonably be expected to be publicly available if Parent or the Borrower were a public reporting company or (B) not material with respect to Parent and the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless Parent or the Borrower notifies the Administrative Agent in writing (including by email) promptly prior to their intended distribution after the Borrower has had a reasonable opportunity to review such Borrower Materials that any such document contains material non-public information: (A) the Loan Documents, (B) notification of changes that have occurred in the terms of the Term Loans and (C) all information delivered pursuant to Sections 5.04(a), (b) and (c).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent or the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED CREDIT AGREEMENT PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED CREDIT AGREEMENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED CREDIT AGREEMENT PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S OR ITS RELATED CREDIT AGREEMENT PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Parent herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding (other than indemnification and contingent obligations for which no claim has been made) and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect; Counterparts. (a) This Agreement shall become effective when it shall have been executed by Parent, the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

(b) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission (e.g., “PDF”) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Parent, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the

Borrower and the Administrative Agent (in each case, not to be unreasonably withheld or delayed); provided, however, that (i) (x) no such consent shall be required for an assignment made to another Lender or to an Affiliate of a Lender or a Related Fund of a Lender, (y) the consent of the Borrower shall not be required to any assignment made after the occurrence and during the continuance of an Event of Default pursuant to paragraph (b), (c), (g) or (h) of Article VII, and shall be deemed to have been given if the Borrower has not responded within 10 Business Days following the receipt of a written request for such consent and (z) the consent of the Borrower shall not be required in the case of assignments during the primary syndication of the Loans to persons identified to the Borrower prior to the Closing Date, (ii) other than an assignment to Lenders or their Affiliates, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Loans of the relevant Class and such minimum amount may be waived by the Agent and, unless there has been an occurrence and continuation of an Event of Default pursuant to paragraph (b), (c), (g) or (h) of Article VII, the Borrower); (iii) the parties to each such assignment shall electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced at the sole discretion of the Administrative Agent), (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain non-public material information about the Loan Parties and their Related Credit Agreement Parties or their respective securities) and all applicable tax forms and (v) in the case of any such assignment to an Eligible Assignee that is or would be, upon giving effect to such assignment, an Affiliated Lender, such assignment shall be subject to the provisions of Section 9.04(l). Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided, that no assignee shall be entitled to receive any greater amount pursuant to Section 2.20 than that to which the assignor would have been entitled to receive had no such assignment occurred.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any lien or other adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04, the Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee agrees to be bound by the terms of the Intercreditor Agreement; (vii) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more Eligible Assignees or to Related persons (provided, in the latter case, that such Related persons shall comply with Sections 9.04(l)(i)(A) and (C) and 9.04(l)(ii) (in each case with references to “assignments” therein being deemed to include such sales and with references to “Affiliated Lenders” therein being deemed to include such Related persons) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if they were Lenders (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such Participant hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or the maturity date of such Participant’s Term Loans, increasing or extending the Commitments in which such Participant has an interest or releasing one or more Guarantors (other than in connection with the sale of such Guarantor(s) in a transaction permitted by Section 6.06) representing all or substantially all of the value of the Guarantees of the Secured Obligations or all or substantially all of the Collateral (other than in connection with the sale of such Collateral in a transaction permitted by Section 6.06)).

(g) Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or Participant or proposed assignee or Participant any Information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of Information, each such assignee or Participant or proposed assignee or Participant shall execute an agreement whereby such assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of such Information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.15.

(h) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and principal amount of the Loans owing to each Participant under the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(i) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(k) Neither Parent nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(l) (i) Notwithstanding the definition of “Eligible Assignee” or anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans to any person who, after giving effect to such assignment, would be an Affiliated Lender (without the consent of any person but subject to acknowledgment by the Administrative Agent and the Borrower, such acknowledgment not to be unreasonably withheld or delayed); provided that:

(1) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement reasonably satisfactory to the Administrative Agent and substantially in the form of Exhibit B-2; and

(2) at the time of such assignment and after giving effect to such assignment, the aggregate principal amount of all Loans held by Affiliated Lenders (excluding, for the purpose of this Section 9.04(l)(i)(B), any Debt Fund Affiliates) shall not exceed 25% of the aggregate principal amount of all Loans outstanding under this Agreement.

(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited or (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials or communication have been made available to any Loan Party or its representatives.

(iii) Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its pro-rata share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent (1) of the type described in

Section 9.08(b)(i), (b)(ii), (b)(iii), (b)(iv) or (b)(vi) of this Agreement or (2) that adversely affects such Affiliated Lenders in their capacity as Lenders in any material respect as compared to other Lenders; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 9.04(l); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (l)(iii).

(iv) Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and each assignment agreement relating to an assignment to such Affiliated Lender shall provide a confirmation that, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Bankruptcy Law (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent or the Collateral Agent (or the taking of any action by a third party that is supported by the Administrative Agent or the Collateral Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (a “Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 9.04(l), so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (iv) of Section 9.04(l), and the related provisions set forth in each assignment agreement relating to an assignment to such Affiliated Lender, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Bankruptcy Law applicable to the Loan Party (it being understood and agreed that the foregoing shall not cause the Loans held by any Affiliated Lender to be subordinated in right of payment to any other Secured Obligation).

The foregoing provisions of Sections 9.04(l)(ii), (iii) and (iv) shall not apply to a Debt Fund Affiliate, and a Lender shall be permitted to assign all or a portion of such Lender’s Loans to any Debt Fund Affiliate without regard to the foregoing provisions of Sections 9.04(l)(ii), (iii) and (iv); provided, that for any Required Lender vote, Debt Fund Affiliates cannot, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment, waiver or other action.

(m) Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower and Parent agree, jointly and severally, to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Syndication Agent, the Documentation Agent, the Arrangers and their respective Affiliates (each, an “Indemnified Person”), including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP (together with local and special counsel as necessary) in connection with (A) the syndication and distribution (including via the internet or through a service such as Intralinks) of the Term Loans provided for herein and (B) the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents, whether or not the transactions contemplated hereby or thereby shall be consummated; provided, that the obligation to reimburse any legal fees and expenses incurred through the Closing Date shall be limited as set forth in the Engagement Letter; provided, further, that any legal fees and expenses shall be limited to the fees and expenses of (x) one counsel for all Indemnified Persons taken as a whole, (y) a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction, and (z) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of Indemnified Persons similarly situated, and (ii) all out-of-pocket expenses incurred by the Agents, the Arrangers, the Lenders and their respective Affiliates (including fees, disbursements and other charges of a single law firm as counsel (except in cases where an actual or potential conflict exists) (together with local counsel as necessary)) in connection with the enforcement, collection or protection of any such party’s rights in connection with the Loan Documents, including rights under this Section 9.05, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or in connection with investigating or defending any of the matters described in clause (iv) of paragraph (b).

(b) The Borrower and Parent agree, jointly and severally, to indemnify the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, each Lender and each Related Credit Agreement Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, charges and disbursements of a single law firm (except in cases where an actual or potential conflict exists) (together with local counsel as necessary) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Loans), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Parent, the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to Parent, the Borrower or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses to the extent resulting from (i) such Indemnitee’s willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) any proceeding that is brought by an Indemnitee against any other Indemnitee (other than an agent or arranger acting in its capacity as such or any claims arising out of an act or omission on the part of the Borrower or any of its affiliates, to all of which this indemnity shall be applicable). No Indemnitee will be indemnified for any settlement or compromise of, or the consent to the entry of judgment with respect to, any proceeding effected by any Indemnitee without the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such proceeding, the Borrower shall indemnify and hold harmless such Indemnitee in the manner set forth above. Notwithstanding the immediately preceding sentence, if at any time an Indemnitee shall have requested that the Borrower reimburse such Indemnitee for reasonable and documented fees and expenses of counsel in connection with investigating, responding to or defending any proceedings, the Borrower shall be liable for any settlement of any proceedings effected without its written consent if (i) such settlement is entered into in good faith more than 30 days after receipt by the Borrower of such request for reimbursement and the Borrower shall not have objected to the terms of the settlement and (ii) the Borrower shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement to the extent obligated to do so as provided herein.

(c) To the extent that Parent and the Borrower fail to pay any amount required to be paid by them to the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent or the Documentation Agent under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Arrangers, the Administrative

Agent, the Collateral Agent, the Syndication Agent or the Documentation Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent or the Documentation Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Commitments or Loans at the time.

(d) To the extent permitted by applicable law, neither Parent nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent or any Lender. All amounts due under this Section 9.05 shall be payable within ten days after written demand therefor.

SECTION 9.06. Right of Setoff. Subject to the penultimate paragraph of Article VIII, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Parent against any of and all the obligations of the Borrower or Parent now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendments. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Parent in any case shall entitle the Borrower or Parent to any other or further notice or demand in similar or other circumstances.

(b) Except as specified in Sections 2.22, 2.23 and 2.24, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Parent and the Required Lenders, in the case of this Agreement, or pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties party thereto with the consent of the Required Lenders, in the case of any other Loan Document; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest (other than the waiver of the imposition of default interest) on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or waive, decrease or extend the date for payment of any amounts payable pursuant to Section 2.12(e) to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release one or more Guarantors (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.06) representing all or substantially all of the value of the Guarantees hereunder or all or substantially all the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(j) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be, and (B) Incremental Commitments and Incremental Loans may be

incurred, made and documented as set forth in Section 2.22, Loan Modification Offers may be made, consummated and documented as set forth in Section 2.23, Refinancing Term Loans may be incurred, made and documented as set forth in Section 2.24 and amendment and modifications may be made in accordance with this Section 9.08.

(c) Notwithstanding anything to the contrary in this Section 9.08, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of any of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents and the Engagement Letter constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Credit Agreement Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.14. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Parent or their respective properties in the courts of any jurisdiction.

(b) Each of Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.15. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates or any of its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, including any numbering, administration and settlement service providers (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the recipient agrees to be responsible for any breach of this Section that results from the actions or omissions of its representatives), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15. The recipient agrees it will notify the Administrative Agent and the Borrower in advance to the extent reasonably practicable of any disclosure referred to in clauses (b), (c) or (d) above (other than at the request of a regulatory authority), unless such notification shall be prohibited by applicable law or legal process. For the purposes of this Section 9.15, “Information” means all information received from the Borrower or Parent and related to the Borrower or Parent or their businesses, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Parent or is otherwise identified by the Borrower as non-confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. Subject to the review and consent of the Borrower (such consent not to be unreasonably withheld or delayed), the Administrative Agent or any Lender may publish a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledge that it and its representatives may receive MNPI and each of the Administrative Agent, the Collateral Agent and the Lenders are aware that the United States federal and state securities laws, and the rules and the regulations promulgated thereunder, impose restrictions on trading in securities when in possession of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information. Each of the Administrative Agent, the Collateral Agent and the Lenders will not (and will direct its representatives to not), directly or indirectly, use, or cause any third party to use, any Information that constitutes MNPI in contravention of any U.S. federal or state securities laws or in connection with the purchase or sale of securities issued by Parent, the Borrower or any subsidiary of the Borrower.

SECTION 9.16. Release of Collateral and Guarantees. (a) All security interests and Liens granted or created under the Security Documents shall automatically terminate when all the Obligations (other than indemnification and contingent obligations for which no claim has been made) have been paid in full and the Lenders have no further commitment to lend under this Agreement (notwithstanding that any other Secured Obligations remain outstanding).

(b) A Subsidiary Guarantor shall automatically be released from its obligations under this Agreement and the Security Documents and all security interests and Liens granted or created thereunder in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary or, upon the Borrower’s written request, becomes an Unrestricted Subsidiary.

(c) (i) Upon any sale, transfer or other disposition by any Loan Party of any Collateral that is permitted under this Agreement to any person that is not the Borrower or a Guarantor, (ii) upon the effectiveness of any written consent to the release of the security interest or Lien granted under the Security Documents in any Collateral pursuant to Section 9.08, (iii) upon any assets or property becoming Excluded Assets (as defined in the Guarantee and Collateral Agreement) or (iv) upon any release of any property or assets from the Collateral in accordance with the Security Documents and the Intercreditor Agreement, the security interests and Liens in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Collateral Agent shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all Uniform Commercial Code termination statements and other documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.16 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. Without limiting the provisions of Section 9.05(a), the Borrower shall reimburse the Collateral Agent upon demand for all reasonable and documented costs and out of pocket expenses, including the reasonable and documented fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 9.16.

(e) Collateral may be released from the Liens and security interests created by this Agreement and the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided herein.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Parent and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Parent and the Borrower, which information includes the name and address of Parent and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Parent and the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18. Intercreditor Agreement. Reference is made to the Second Amended and Restated Lien Subordination and Intercreditor Agreement dated as of January 30, 2014, among UBS AG, Stamford Branch, as Revolving Facility Collateral Agent (as defined therein); Credit Suisse AG, as Term Facility Collateral Agent (as defined therein); Ply Gem Industries, Inc.; Ply Gem Holdings Inc.; and the other subsidiaries of Ply Gem Industries, Inc. named therein. Each Lender hereunder (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under this Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLY GEM INDUSTRIES, INC.,
as the Borrower

by	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer, Treasurer and Secretary

PLY GEM HOLDINGS, INC.,
as Parent

by	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Ply Gem Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually, as Administrative Agent and Collateral Agent

By	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By	/s/ Jean-Marc Vauclair
Name: Jean-Marc Vauclair
Title: Authorized Signatory

[Signature Page to Ply Gem Term Loan Credit Agreement]